EXHIBIT 2.3

AMENDED AND RESTATED ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 8th day of August, 2005.

BETWEEN:

ELANDIA SOLUTIONS, INC.,

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “eLandia”)

- and -

ELANDIA SOUTH PACIFIC HOLDINGS, INC.,

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as “Holdings”)

- and -

ELANDIA DATEC ACQUISITION LTD.,

a corporation existing under the laws of the British Virgin Islands

(hereinafter referred to as “Acquisition Co.”)

- and -

DATEC GROUP LTD.,

a corporation existing under the laws of the Province of New Brunswick

(hereinafter referred to as “Datec”)

- and -

DATEC PACIFIC HOLDINGS LTD.,

a corporation existing under the laws of the British Virgin Islands

(hereinafter referred to as “Holdco”)

- and -

STANFORD INTERNATIONAL BANK LTD.,

a corporation existing under the laws of Antigua

(hereinafter referred to as “Stanford”)

- and -

MICHAEL AH KOY,

an individual residing in Auckland, New Zealand

(hereinafter referred to as “MAK”)

- and -

JAMES AH KOY,

an individual residing in Tamavua Suva, Fiji Islands

(hereafter referred to as “JAK”)

- and -

KRISHNA SAMI,

an individual residing in Suva, Fiji Islands

(hereinafter referred to as “KS”)

- and -

KELTON INVESTMENTS LIMITED,

a corporation existing under the laws of Fiji

(hereinafter referred to as “Kelton”)

- and -

SAMI HOLDINGS LTD.,

a corporation existing under the laws of Fiji

(hereinafter referred to as “Sami Holdings”, and collectively with MAK, JAK, KS and Kelton the “Ah Koy Group”)

- and -

SYDNEY DONALD (TRIP) CAMPER III,

an individual residing in Fort Lauderdale, Florida

(hereinafter referred to as “SDC”)

- and -

EDDIE CROWSTON,

an individual residing in Leavenworth, Washington

(hereafter referred to as “EC”)

- and -

HARLEY L. ROLLINS,

an individual residing in Plantation, Florida

(hereinafter referred to as “HLR”, and collectively with SDC and EC, “eLandia Management”)

WHEREAS the parties entered into an Arrangement Agreement dated as of the 22nd day of July, 2005 (the “Original Arrangement Agreement”);

AND WHEREAS the parties wish to amend and restate the Original Arrangement Agreement, as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Act” has the meaning ascribed thereto in section 2.3(e);

“Acquisition Proposal” means any merger, amalgamation, take-over bid, sale of Material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any Material sale of shares or rights or interests therein or thereto or similar transactions involving Datec or the Datec Subsidiaries, or a proposal to do so, excluding the Arrangement;

“Act” means the Business Corporations Act (New Brunswick) as now in effect and as it may be amended from time to time prior to the Effective Date;

“Affiliate” has the meaning ascribed thereto in the Act;

“Ah Koy Group” means Michael Ah Koy, James Ah Koy, Krishna Sami, Kelton Investments Limited and Sami Holdings Ltd., collectively;

“Ah Koy Group Lock Up Agreement” means the lock up agreement to be dated the Effective Date between the Ah Koy Group and eLandia in substantially the form and content of Exhibit III hereto;

“Applicable Tax Legislation” means any legislation pursuant to which Taxes are imposed by any Taxation Authority;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out on Schedule 1.1A hereto;

“Approvals” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgements, rulings, directives, Permits, and other permits and approvals;

“Arrangement” means an arrangement under section 128 of the Act on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 8.1 hereof or Article 7 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the holders of the Datec Securities, to be substantially in the form and content of Exhibit I annexed hereto;

“Articles of Arrangement” means the articles of arrangement of Datec in respect of the Arrangement, required by the Act to be sent to the Director after the Final Order is made;

“ASC” means the Alberta Securities Commission;

“AST” means AST Telecom LLC, a limited liability company existing under the laws of the State of Delaware;

“BCSC” means the British Columbia Securities Commission;

“Bloomington License” means the PCS Broadband Block C license (Call Sign: WPOK680) issued by the U.S. Federal Communications Commission for Bloomington, Illinois area;

“Board of Directors” means the board of directors of any of the Datec Parties or the eLandia Parties, as the case may be;

“Business” means the business carried on by the Datec Subsidiaries prior to the date hereof being the provision of information and communication systems, solutions, hardware and software in Australasia and the South Pacific;

“Business Day” means any day on which commercial banks are open for business in each of (i) Edmonton, Alberta, (ii) Saint John, New Brunswick and (iii) Miami, Florida other than a Saturday, a Sunday or a day observed as a holiday in (i) Edmonton under the laws of the Province of Alberta or the federal laws of Canada, (ii) Saint John, under the laws of the Province of New Brunswick or the federal laws of Canada or (iii) in Miami under the laws of the State of Florida or the federal laws of the U.S.;

“Canadian GAAP” means Canadian generally accepted accounting principles;

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder;

“CERCLIS” means the U.S. Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 330.5;

“Circular” means the notice of the Datec Meeting and accompanying management information circular and form of proxy to be sent to holders of Datec Securities in connection with the Datec Meeting;

“Claim” means any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative, any other proceeding, or any appeal or application for review;

“Claim Certificate” has the meaning ascribed thereto in section 7.2;

“Closing” means July 31, 2005 or such other date as the parties may agree to in writing;

“Code” means the Internal Revenue Code of 1986, as amended;

“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied;

“Control Group” means all holders of Datec Securities other than the Ah Koy Group;

“Corrupt Practices Offence” means any action within the 36 months preceding the date of this Agreement that, when it occurred, constituted a breach of the Foreign Corrupt Practices Act, 1977 of the U.S., the Corruption of Foreign Public Officials Act (Canada) or any comparable laws of any jurisdiction in which Datec, eLandia or any subsidiary thereof carries on business, or regulations thereunder;

“Court” means the Court of Queen’s Bench of New Brunswick;

“Cut-Off Date” means the second business day prior to the date of the Datec Meeting;

“Datec Common Shares” means the common shares in the capital of Datec;

“Datec Convertible Security” means a security of Datec that is convertible into, exercisable into or exchangeable for, or carries the right of the holder to purchase or otherwise acquire, or of Datec to cause the purchase or acquisition of, any interest in all or part of a Datec Common Share;

“Datec Disclosure Letter” means that certain letter dated as of July 22, 2005 and delivered by Datec to eLandia;

“Datec Documents” has the meaning ascribed thereto in section 3.1(u);

“Datec Licensed Intellectual Property” has the meaning ascribed thereto in section 3.1(ff)(i);

“Datec Meeting” means the special meeting of holders of Datec Securities, including any adjournment or postponement thereof, to be called pursuant to the Interim Order to consider, and if deemed advisable, approve the Arrangement;

“Datec Owned Intellectual Property” has the meaning ascribed thereto in section 3.1(ff)(i);

“Datec Owned/Licensed Intellectual Property” has the meaning ascribed thereto in section 3.1(ff)(i);

“Datec Parties” means Datec and the Datec Subsidiaries, collectively;

“Datec Plans” has the meaning ascribed thereto in section 3.1(t)(i);

“Datec Real Properties” has the meaning ascribed thereto in section 3.1(r)(iii);

“Datec Securities” means, collectively, the Datec Common Shares and the Datec Convertible Securities;

“Datec Subsidiaries” means, collectively, Holdco, Generic Technology Limited, Datec Investments Limited, Datec Fiji Limited, Datec Vanuatu Limited, Datec PNG Pty Limited, Datec Samoa Limited, Network Services Limited, Datec Solomon Islands Limited, Pacific Software Limited, Datec Tonga Limited, Brocker Technology Group NZ Limited, Mobile Technology Solutions Ltd., Sybrel Limited, Datec Australia Pty Limited, Datec Queensland Limited and Kepra Limited;

“Depository” means Computershare Trust Company of Canada;

“Director” means the Director appointed under section 184 of the Act and includes a deputy director authorized under section 184 to carry out the duties and to exercise the powers of the Director under the Act;

“Dissent Rights” means the rights of dissent in respect of the Arrangement granted in accordance with the Interim Order and described in section 4.1 of the Plan of Arrangement including without limitation the provision to Datec of written objection to the Arrangement as provided in the Interim Order;

“Dissenting Shareholder” means a registered holder of Datec Common Shares who, in connection with the Arrangement Resolution, has exercised Dissent Rights in strict compliance with provisions thereof and thereby becomes entitled to receive the fair value of the Datec Common Shares held by such holder and who has not withdrawn the notice of exercise of such rights as permitted by Section 131 of the Act.

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the Act giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“eLandia Common Shares” means the shares of common stock in the capital of eLandia;

“eLandia Disclosure Letter” means that certain letter dated as of July 22, 2005 and delivered by eLandia to Datec;

“eLandia Licensed Intellectual Property” has the meaning ascribed thereto in section 3.3(aa)(i);

“eLandia Management” means Sydney Donald (Trip) Camper, III, Eddie Crowston and Harley L. Rollins, collectively;

“eLandia Owned Intellectual Property” has the meaning ascribed thereto in section 3.3(aa)(i);

“eLandia Owned/Licensed Intellectual Property” has the meaning ascribed thereto in section 3.3(aa)(i);

“eLandia Parties” means eLandia and the eLandia Subsidiaries, collectively;

“eLandia Plans” has the meaning ascribed thereto in section 3.3(s)(i);

“eLandia Real Properties” has the meaning ascribed thereto in section 3.3(q)(iii);

“eLandia Subsidiaries” means, collectively, Holdings and Acquisition Co.;

“Environmental Laws” means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

“Escrow Agent” means Computershare Trust Company of Canada;

“Escrow Agreement” means the escrow agreement to be dated as of the Effective Date between Datec, eLandia, Acquisition Co. and the Escrow Agent in substantially the form and content of Exhibit IV hereto;

“Escrowed Property” has the meaning ascribed thereto in the Escrow Agreement;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed which order shall include provisions reasonably satisfactory to eLandia and to Datec;

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising or entitled to exercise any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Material” means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law;

“Holdco Common Shares” means the common shares in the capital of Holdco;

“including” means including without limitation;

“Indemnity Amount” has the meaning ascribed thereto in section 7.2;

“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by section 2.3 as same may be amended or varied;

“ITA” means the Income Tax Act (Canada);

“Laws” means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body, stock exchange (including the TSX) or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material” means of such a nature or amount as would reasonably be regarded as significant in relation to the terms of the transactions contemplated in this Agreement, or the business of each of Datec, the Datec Subsidiaries, eLandia or the eLandia Subsidiaries, as applicable, or in relation to the capital, prospects, condition (financial or otherwise) or results of operation of such entity, whether or not significant in relation to the parties hereto, and “Materially” has a corresponding meaning;

“Material Adverse Change” when used in connection with eLandia or Datec, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the North American economy or securities markets in general, (ii) the Australasian or South Pacific technology or communications industries in general (including commodity prices) but not specifically relating to eLandia or Datec or their respective subsidiaries, or (iii) any change in the trading price of the Datec Securities, unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of Datec and the Datec Subsidiaries taken as a whole;

“Material Adverse Effect” when used in connection with eLandia or Datec, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries taken as a whole;

“New Datec Common Shares” means the common shares in the capital of Datec created pursuant to the Articles of Arrangement and having attached thereto the rights, privileges, restrictions and conditions as set out in Schedule B attached to the Plan of Arrangement;

“New Datec Convertible Security” means a security of Datec that is convertible into, exercisable into or exchangeable for, or carries the right of the holder to purchase or otherwise acquire, or of Datec to cause the purchase or acquisition of, any interest in all or part of a New Datec Common Share;

“NPL” means the National Priorities List under CERCLA;

“Offshore Assets” means all assets listed in Schedule 1.1B hereto;

“OSC” means the Ontario Securities Commission;

“Permits” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Entity;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit II annexed hereto and any amendments or variations thereto made in accordance with section 8.1 or Article 7 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Pre-Effective Date Period” shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

“Representatives” has the meaning ascribed thereto in section 5.8;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;

“Securities Offence” means any action within the 36 months preceding the date of this Agreement that, when it occurred, constituted a breach of the Securities Act, or regulations thereunder, or comparable Laws of Alberta, British Columbia or the United States of America or any other jurisdiction in which Datec or Datec Subsidiary;

“Subsidiary” has the meaning ascribed thereto in the Securities Act;

“Tax” and “Taxes” means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums and comparable premiums in other applicable jurisdictions, excise taxes, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever payable to a Governmental Entity, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of section 6901 of the Code or any other applicable Laws) of another entity or a member of an affiliated or combined group;

“Tax Returns” means all returns, schedules, declarations, reports, elections, designations, information returns and statements and written information required to be filed with any Taxation Authority in respect of Taxes;

“Taxation Authority” means any Governmental Entity which exercises or is entitled to exercise any taxing authority, imposes or is entitled to impose any Taxes or administers or is entitled to administer any Laws in respect of Taxes;

“Treasury Regulations” means the income tax regulations promulgated by the U.S. Department of the Treasury under the Code (including temporary Treasury Regulations), as such regulations may be amended from time to time;

“TSX” means The Toronto Stock Exchange;

“U.S.” means the United States of America;

“U.S. GAAP” means U.S. generally accepted accounting principles; and

“U.S. Virgin Islands License” the PCS Broadband Block C license (Call Sign: WPOJ804) issued by the U.S. Federal Communications Commission for the U.S. Virgin Islands area.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refers to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Amended and Restated Arrangement Agreement (including the Exhibits hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Currency

All sums of money referred to in this Agreement are expressed in lawful money of the U.S., unless otherwise expressly indicated.

1.4 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 Entire Agreement

This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement. The parties hereto acknowledge that the confidentiality agreement in the form of Exhibit V annexed hereto shall survive the execution hereof and remains in full force and effect.

1.7 Characterization for U.S. Tax Purposes

As a result of the pre-acquisition legal structuring planning involving the formation by eLandia of Holdings and Acquisition Co., whereby Acquisition Co. is to acquire the Holdco Common Shares in exchange for eLandia Common Shares, the transaction should be characterized as a “taxable acquisition” for U.S. federal income tax purposes.

1.8 Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and form part hereof:

Exhibit I	-	Form of Arrangement Resolution
Exhibit II	-	Plan of Arrangement
Exhibit III	-	Ah Koy Group Lock Up Agreement
Exhibit IV	-	Escrow Agreement
Exhibit V	-	Confidentiality Agreement
Exhibit VI	-	Voting Agreement
Schedule 1.1A	-	Appropriate Regulatory Approvals
Schedule 1.1B	-	Offshore Assets
Schedule 2.4	-	Convertible Security Exchange
Schedule 3.1(h)	-	Datec Absence of Conflict
Schedule 3.1(i)	-	Datec Absence of Certain Changes or Events
Schedule 3.1(o)	-	Jurisdictions and Material Permits
Schedule 3.1(p)	-	Datec Regulatory and Third Party Approvals
Schedule 3.3(i)	-	eLandia Absence of Certain Changes or Events
Schedule 3.3(o)	-	eLandia Regulatory and Third Party Approvals
Schedule 5.14	-	eLandia Resolution
Schedule 9.7	-	Expenses

ARTICLE II

THE ARRANGEMENT

2.1 Implementation Steps by Datec

Datec covenants in favour of eLandia that Datec shall:

(a)	as soon as reasonably practicable, apply in a manner acceptable to eLandia, under section 128 of the Act for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b)	convene and hold the Datec Meeting in the manner provided for in the Interim Order for the purpose of considering the Arrangement Resolution;

(c)	subject to obtaining such shareholder approval as may be required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

(d)	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the Act to give effect to the Arrangement;

(e)	forthwith upon the Articles of Arrangement becoming effective, transfer the Offshore Assets to Holdco in exchange for Holdco Common Shares with a value of, in the aggregate, U.S. $14.61 million;

(f)	cause the issuance to Datec of the appropriate number of Holdco Common Shares with an agreed value of, in the aggregate, U.S. $14.61 million to complete the transaction required by the Arrangement and as set out in the Plan of Arrangement;

(g)	reorganize its capital and distribute the Holdco Common Shares held by Datec to holders of Datec Common Shares; and

(h)	enter into the Escrow Agreement and the Ah Koy Group Lock Up Agreement.

2.2 Implementation Steps by eLandia and eLandia Subsidiaries

eLandia and eLandia Subsidiaries covenant in favour of Datec that on or before the Effective Time and subject to the satisfaction or waiver of the other conditions herein contained in favour of Datec that:

(a)	eLandia shall convene and hold a meeting of the holders of eLandia Common Shares for the purpose of approving the Arrangement and all related transactions;

(b)	Holdings shall convene and hold meetings of its voting securityholders and its Board of Directors, or obtain written consents in lieu of such meetings, for the purpose of approving the Arrangement and all related transactions;

(c)	Acquisition Co. shall convene and hold meetings of its voting securityholders and its Board of Directors, or obtain written consents in lieu of such meetings, for the purpose of approving the Arrangement and all related transactions;

(d)	eLandia shall enter into the Ah Koy Group Lock Up Agreement, and eLandia and Acquisition Co. shall enter into the Escrow Agreement; and

(e)	Acquisition Co. shall deliver to the Escrow Agent, subject to the terms of the Escrow Agreement, certificates evidencing the 6,808,542 eLandia Common Shares required to complete the transactions under the Arrangement.

The certificates evidencing 6,808,542 eLandia Common Shares shall bear the applicable resale legend under Multilateral Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators.

2.3 Interim Order

The notice of motion for the application referred to in section 2.1(a) shall request that the Interim Order provide:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Datec Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite shareholder approval for the Arrangement Resolution shall be 66-2/3% of the votes cast on the Arrangement Resolution by holders of Datec Securities, provided that each holder of Datec Common Shares shall be entitled to one vote for each Datec Common Shares held and each holder of Datec Convertible Securities shall be entitled to the number of votes the holder would be entitled to if the Datec Convertible Securities were converted, exercised or exchanged for Datec Common Shares;

(c)	that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Datec, including quorum requirements and all other matters, shall apply in respect of the Datec Meeting;

(d)	for the grant of the Dissent Rights; and

(e)	that prior to the hearing of the motion for the Interim Order, the Court has been advised that, subject to the Court’s final approval of the Arrangement, for the purpose of issuing and distributing eLandia Common Shares pursuant to the Arrangement, eLandia will rely on the exemption in section 3(a)(10) of the U.S. Securities Act of 1933, as amended (the “1933 Act”).

2.4 Articles of Arrangement

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

(a)	eLandia shall make a capital contribution and issue 6,808,542 eLandia Common Shares to Holdings and, immediately upon receipt of such shares, Holdings shall make a capital contribution and transfer the 6,808,542 eLandia Common Shares to Acquisition Co.;

(b)	Datec shall transfer and assign all of the Offshore Assets to Holdco in exchange for Holdco Common Shares;

(c)	Datec shall permit the holders of Datec Convertible Securities to convert the Datec Convertible Securities into, or exchange them for or exercise the rights provided thereunder to purchase or otherwise acquire Datec Common Shares. If the conversion or other rights under the Datec Convertible Securities are not exercised prior to the Cut-Off Date, the holders of any unconverted or unexercised Datec Convertible Securities shall not receive any distribution pursuant to section 2.4(e);

(d)	Datec’s articles shall be amended to create New Datec Common Shares;

(e)	the Datec Common Shares (other than Datec Common Shares held by Dissenting Shareholders) shall be automatically cancelled and, in exchange therefor, the holders of Datec Common Shares shall receive (i) the same number of New Datec Common Shares, and (ii) a pro rata amount of all outstanding Holdco Common Shares less any Holdco Common Shares to be distributed to holders of Datec Convertible Securities under section 2.4(f);

(f)	Each outstanding Datec Convertible Security that has not been duly exercised prior to the time when same is permitted hereunder shall be automatically cancelled and, in exchange therefor, the holders of Datec Convertible Securities shall receive (i) the same number of New Datec Convertible Securities having the same terms and conditions as the Datec Convertible Securities held by such holder that are cancelled, except that the securities to be issued upon the exercise of the New Datec Convertible Securities shall be New Datec Common Shares and the exercise price shall be $0.10 (in Canadian funds) per New Datec Common Share, and (ii) such number of Holdco Common Shares as provided for in Schedule 2.4;

(g)	Acquisition Co. shall deposit with the Escrow Agent certificates evidencing 6,808,542 eLandia Common Shares registered in the names of the holders of Holdco Common Shares;

(h)	all of the outstanding Holdco Common Shares shall be automatically exchanged with Acquisition Co. for a pro rata amount of the 6,808,542 eLandia Common Shares; and

(i)	the Escrow Agent will hold the certificates for the 6,808,542 eLandia Common Shares in escrow and release them over time as set forth in the Escrow Agreement.

2.5 Datec Information Circular

As promptly as practicable after the execution and delivery of this Agreement, and in any event on or before July 28, 2005, eLandia and Datec shall prepare the Circular together with any other documents required by the Interim Order, the Securities Act or other applicable Laws in connection with the Arrangement, and upon obtaining written approval from eLandia, acting reasonably and such other approvals referred to in section 5.5(b) that may be required, of the contents of the Circular, Datec shall cause the Circular and other documentation required in connection with the Datec Meeting to be sent to each holder of Datec Securities and filed as required by any applicable Laws.

2.6 Holders of Datec Convertible Securities

Datec shall permit the holders of Datec Convertible Securities (i) to vote at the Datec Meeting in accordance with the Interim Order, and (ii) to exercise the rights provided under the Datec Convertible Securities to convert the Datec Convertible Securities into Datec Common Shares prior to the Cut-Off Date. If the conversion rights under the Datec Convertible Securities are not exercised prior the Cut-Off Date, the unexercised Datec Convertible Securities shall be cancelled and, in exchange therefor the holders of such unexercised Datec Convertible Securities shall receive New Datec Convertible Securities and, if applicable, Holdco Common Shares, as provided for in section 2.4(f).

2.7 Securities Compliance

(a)	eLandia and Datec shall use all reasonable efforts to obtain all orders, if any, required from the applicable Canadian securities authorities to permit the transfer of eLandia Common Shares and New Datec Common Shares to holders of Datec Securities on the Effective Date, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction;

(b)	eLandia shall use its best efforts to obtain a no-action letter by the SEC prior to Closing, to the effect that, subject to the approval of the Court of the Arrangement in accordance with the terms and conditions of the Plan of Arrangement and related agreements and documents, the issue of the eLandia Common Shares by eLandia pursuant to the Arrangement and the transfer thereof to holders of Datec Securities will be exempt from the registration requirements under the 1933 Act, pursuant to the exemption afforded by section 3(a)(10) of the 1933 Act, and Datec shall cooperate with eLandia with respect to same, to the extent requested by eLandia; and

(c)	eLandia shall, within 30 days following the Effective Date, file a registration statement or Form 10 promulgated under section 12 of the U.S. Securities Exchange Act of 1934, as amended to register its common stock thereunder.

2.8 Preparation of Filings

(a)	eLandia and Datec shall cooperate in:

(i)	the preparation of any application for the orders and the preparation of any other documents reasonably deemed by eLandia or Datec to be necessary to discharge their respective obligations under U.S. and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

(ii)	the taking of all such action as may be required under any applicable U.S. and Canadian federal, provincial, territorial or state securities Laws (including “blue sky laws”) in connection with the issue and transfer of the eLandia Common Shares in connection with the Arrangement; provided, however, that with respect to the U.S. “blue sky” and Canadian provincial qualifications neither eLandia nor Datec shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the issue and transfer of the eLandia Common Shares;

(iii)	the taking of all such action as may be required under the Act in connection with the transactions contemplated by this Agreement and the Plan of Arrangement; and

(iv)	the taking of all such action as may be required to obtain all approvals, if any, required by the Toronto Stock Exchange (“TSX”) or other security regulatory organization whose approval may be required.

(b)	Each of eLandia and Datec shall furnish to the other all such information concerning it and its shareholders as may be required for the effectuation of the actions described in sections 2.5 and 2.7 and the foregoing provisions of this section 2.7, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used;

(c)

eLandia and Datec shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order described in section 2.3 contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, eLandia and Datec shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of eLandia or Datec and/or filed with the relevant securities regulatory authorities;

(d)	Datec shall ensure that the Circular complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by eLandia). Without limiting the generality of the foregoing, Datec shall ensure that the Circular provides holders of Datec Securities with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Datec Meeting; and

(e)	Datec and eLandia shall execute certificates to the effect that the information contained in the Circular with respect to each respective company contains no untrue statement of any material fact and does not omit to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Datec

Datec represents and warrants to and in favour of eLandia as follows and acknowledges that eLandia is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Each of Datec and the Datec Subsidiaries has been duly incorporated or continued, as the case may be, and organized and is validly subsisting under the applicable Laws of its jurisdiction of incorporation or continuance and is up-to-date in the filing of all corporate and similar returns under all applicable Laws.

(b)	Corporate Power. Each of Datec and the Datec Subsidiaries has all necessary corporate power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary corporate action has been taken by each of Datec and the Datec Subsidiaries, or on their part, to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by them and the performance of their obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by Datec and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Ownership of Holdco Common Shares. Immediately prior to the Effective Time it will be the registered and beneficial owner of all issued and outstanding Holdco Common Shares, with good and marketable title thereto, free and clear of all encumbrances, and will have the exclusive right to dispose of such shares as provided in this Agreement.

(f)	Ownership of Shares of the Datec Subsidiaries. It is the registered and beneficial owner of all issued and outstanding shares in the capital of the Datec Subsidiaries, with good and marketable title thereto, free and clear of all encumbrances.

(g)	No Other Agreements. Except as provided in this Agreement, no Person has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract for the purchase or acquisition from Datec of any of the Holdco Common Shares.

(h)	Absence of Conflict.

(i)	The execution, delivery and performance of this Agreement by Datec and the completion of the Arrangement and the transactions contemplated thereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of its or any of the Datec Subsidiaries’ obligations, under:

(1)	the certificate of incorporation, articles, by-laws or other charter documents of Datec or any of the Datec Subsidiaries or resolutions of the Board of Directors (or any committee thereof) or shareholders of Datec or any of the Datec Subsidiaries;

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to Datec or any Datec Subsidiary, any Laws, regulation, order, judgment or decree; or

(3)	any Material contract, agreement, license, franchise or permit to which Datec or any Datec Subsidiary is party or by which it is bound.

(B)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(C)	except as would not, individually or in the aggregate, have a Material Adverse Effect on Datec or any Datec Subsidiary, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit the ability of Datec and the Datec Subsidiaries to carry on the Business as and where it is now being carried on or as and where it may be carried on in the future.

(ii)	Except as disclosed in Schedule 3.1(h), no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Datec and its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Datec of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the Act, and (D) the Appropriate Regulatory Approvals relating to Datec.

(i)	Absence of Certain Changes or Events. Since the date of the most recent audited consolidated financial statements, each of Datec and the Datec Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

(i)	any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects and those of the Datec Subsidiaries, that could reasonably be expected to have a Material Adverse Effect;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect;

(iii)	any redemption, repurchase or other acquisition of Datec Securities by Datec or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Datec Securities;

(iv)	any Material increase in or modification of the compensation payable or to become payable by it to any of its directors, officers or employees, or any grant to any such director or employee of any increase in severance or termination pay;

(v)	any increase in or modification of any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers or employees;

(vi)	except as disclosed in Schedule 3.1(i) or in the Datec Disclosure Letter, any acquisition or sale of its property or assets other than in the ordinary and regular course of business consistent with past practice;

(vii)	(A) other than in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by it of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

(viii)	any creation or assumption by it of any mortgage, pledge, security interest or lien or other encumbrance on any asset in excess of $250,000;

(ix)	other than in the ordinary and regular course of business consistent with past practice, any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business, (B) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time, and (C) purchases on the open market of liquid, publicly traded securities;

(x)	any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(xi)	any labour dispute or charge of unfair labour practice (other than routine individual grievances), any activity or proceeding by a labour union or representative thereof to organize any of its employees or any campaign being conducted to solicit authorization from employees to be represented by such labour union;

(xii)	any resolution to approve a split, combination or reclassification of any of its outstanding shares;

(xiii)	any change in its accounting methods, principles or practices, except for the adoption of new accounting methods, principles or practices recommended or mandated by applicable accounting authorities; and

(xiv)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement Materially untrue or incorrect as of the date when made.

(j)	Employment Matters.

(i)	Neither Datec nor any of the Datec Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee.

(ii)	Neither Datec nor any of the Datec Subsidiaries is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at either Datec or the Datec Subsidiaries.

(iii)	Neither Datec nor any of the Datec Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect.

(iv)	Datec and the Datec Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the above areas, other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a Material Adverse Effect.

(k)	Disclosure. Datec has publicly disclosed in documents filed with all applicable securities commissions, copies of which have been provided to eLandia, any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect. If so required, Datec and the Datec Subsidiaries have complied with the information supplying requirements of the U.S. Securities Exchange Act of 1934, as amended.

(l)

Financial Statements. The audited consolidated financial statements for Datec and the Datec Subsidiaries as at and for each of the 12-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004 have been prepared in accordance with Canadian GAAP, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all Material respects, the consolidated financial position and results of operations of Datec and the Datec Subsidiaries and their respective subsidiaries as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Datec and the Datec Subsidiaries and their respective subsidiaries on a consolidated basis, and shall be delivered to eLandia at the Effective Time (as required by U.S. Regulation S-X). Since December 31, 2004, Datec and the Datec Subsidiaries have not incurred any Liabilities other than those Liabilities arising in the ordinary course of business and in such amounts as are consistent with past expenditures. The interim unaudited financial statements for Datec and Datec Subsidiaries for the quarter ended March 31, 2005 have been and for the quarter ended June 30, 2005 shall have been prepared in accordance with Canadian GAAP. The financial statements provided to eLandia pursuant to section 5.5(e) shall have been prepared in accordance with U.S. GAAP.

(m)	Books and Records. The books, records and accounts of Datec and the Datec Subsidiaries, in all Material respects, (A) have been maintained in accordance with good business practices on a basis consistent with prior years, (B) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Datec and the Datec Subsidiaries, and (C) accurately and fairly reflect the basis for the Datec consolidated financial statements. Datec has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles, U.S. generally accepted accounting principles or any other criteria applicable to such statements and (2) to maintain accountability for assets.

(n)	Bank Accounts. The Datec Disclosure Letter provides a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which Datec of the Datec Subsidiaries has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

(o)	Permits. There are no Material Permits necessary to conduct the Business or to own, lease or operate any of the assets owned, leased or operated by each of Datec and the Datec Subsidiaries in connection with the Business in any of the jurisdictions listed on Schedule 3.1(o) except as set out therein. Neither Datec nor any of the Datec Subsidiaries is in default or in breach in any Material respect of the terms of any Permit and no Claim is pending or threatened to revoke or limit any Permit.

(p)	Regulatory and Third Party Approvals.

(i)	Except as disclosed in Schedule 3.1(p), there is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the transactions contemplated by this Agreement or to permit any of Datec or the Datec Subsidiaries to conduct the Business after the Effective Date as the Business is currently being conducted.

(ii)	Except as disclosed in Schedule 3.1(p), there is no requirement under any Contract relating to the Business, Datec or any of the Datec Subsidiaries to which either Datec or any of the Datec Subsidiaries is a party or by which the Business, Datec or any of the Datec Subsidiaries is bound or affected for any Approvals from any party to that Contract or from any other Person relating to the completion of the transactions contemplated in this Agreement.

(q)	Litigation, Etc. There are no Claims pending or, to the knowledge of Datec or the Datec Subsidiaries, threatened against or relating to Datec or the Datec Subsidiaries or affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is Datec or any of the Datec Subsidiaries aware of any basis for any such claim, action, proceeding or investigation. Neither Datec nor any of the Datec Subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a Material amount of money as a condition to or a necessity for the right or ability of Datec or the Datec Subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(r)	Environmental. To the best of their knowledge, all operations of Datec and the Datec Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws. Except as Datec has publicly disclosed in documents filed with all applicable securities commissions, neither Datec nor any of the Datec Subsidiaries is aware of, or is subject to:

(i)	any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any Material work, repairs, construction or expenditures;

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to Datec or the Datec Subsidiaries;

(iii)

none of the real properties currently or, formerly owned, leased or used by Datec, any predecessor of Datec or the Datec Subsidiaries or over which any of them has or had charge, management or control (such property, the “Datec Real Properties”): A. has never been used by any Person as a waste disposal site or as a licensed landfill, or B. has ever had asbestos, asbestos-containing minerals, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(iv)	no properties adjacent to any of the Datec Real Property are contaminated where such contamination could, if it migrated to a Datec Real Property, have a Material Adverse Effect on that Datec Real Property;

(v)	neither Datec nor the Datec Subsidiaries has transported, removed or disposed of any waste to a location outside of Canada or of the U.S.;

(vi)	there are no contaminants located in the ground or in groundwater under any of the Datec Real Properties;

(vii)	neither Datec nor the Datec Subsidiaries has been required by any governmental entity to: A. alter any of the Datec Real Properties in a Material way in order to be in compliance with environmental laws or regulations, or B. perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Datec Real Property;

(viii)	neither Datec nor the Datec Subsidiaries is aware of, or is subject to: A. any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures, or B. any demand or notice with respect to the breach of any environmental laws or regulations applicable to Datec or the Datec Subsidiaries;

(ix)	Datec and the Datec Subsidiaries have obtained all Material licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of Datec and the Datec Subsidiaries. Each of such licenses is in full force and effect and Datec and the Datec Subsidiaries are in compliance in all Material respects with the terms and conditions of all such licenses and with any applicable Environmental Law. In addition:

(A)

No order has been issued, no environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Datec or the Datec Subsidiaries, threatened by any governmental or regulatory authority with respect to any alleged failure by Datec or the Datec Subsidiaries to have any license required under applicable Environmental Laws in connection with the conduct of their business or operations of Datec or the Datec Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by Datec or the Datec Subsidiaries, and to the knowledge of the Datec Parties, there are no facts or circumstances in existence, which could reasonably be expected to form the basis for any such order, environmental Claim, penalty, investigation or review.

(B)	Datec and the Datec Subsidiaries do not own, operate or lease a treatment, storage or disposal facility requiring a permit under the U.S. Resource Conservation and Recovery Act, as amended, or under any comparable foreign Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by Datec of the Datec Subsidiaries.

(C)	Datec and the Datec Subsidiaries have not transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by non-U.S. or U.S. federal, state or local governmental or regulatory authorities that may lead to environmental Claims against Datec or the Datec Subsidiaries.

(D)	No Hazardous Material generated by the Datec Parties has been recycled, treated, stored, disposed of or released by Datec or the Datec Subsidiaries at any location.

(E)	No written notification of a release of a Hazardous Material has been filed by or on behalf of Datec or the Datec Subsidiaries and no site or facility now or previously owned, operated or leased by Datec or the Datec Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

(F)	There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Datec or the Datec Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Datec or the Datec Subsidiaries which have not been delivered to eLandia prior to the execution of this Agreement.

(s)	Tax Matters.

(i)	Except as disclosed in the Datec Disclosure Letter, Datec and the Datec Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all Material respects) and have paid, or caused to be paid, all Taxes and instalments of Taxes that are due and payable in all Material respects, and Datec has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Datec and the Datec Subsidiaries have made adequate provision in accordance with Canadian and U.S. and applicable foreign generally accepted accounting principles in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since the dates of their respective publication, no Material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. No Material claim has ever been made by a Taxation Authority in a jurisdiction where a Datec Subsidiary does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(ii)	For purposes of all Applicable Tax Legislation including the ITA, each of the Datec Subsidiaries is a non-resident of Canada and is not liable to Taxes imposed by Canada. Neither Datec nor the Datec Subsidiaries has received any written notification that any Material issues have been raised (and are currently pending) by any Taxation Authority in connection with any of the Tax Returns referred to above, and no waivers or extensions of statutes of limitations have been given or requested with respect to Datec or the Datec Subsidiaries. All Tax liabilities of Datec and the Datec Subsidiaries have been assessed for all fiscal years up to and including the fiscal year ended December 31, 2004 and all Tax liabilities of Datec and the Datec Subsidiaries for transactions occurring up to the Effective Time shall have been accrued on the books of Datec and the Datec Subsidiaries. There are no outstanding assessments or other claims for, or in respect of, Taxes against Datec or the Datec Subsidiaries. To the best of the knowledge of Datec, there are no Material proposed (but unassessed) additional Taxes or grounds that could prompt an assessment of additional Taxes, and none has been asserted. No Tax liens have been filed in respect of the assets of any Datec Subsidiary other than for Taxes arising in the ordinary course of business and not yet due and payable.

(iii)	No circumstances exist or have existed which have resulted in, or may result in, the application of any of sections 79 to 80.04 of the ITA to Datec. Datec has no unpaid amounts that may be required to be included in income under section 78 of the ITA.

(iv)	Neither Datec nor any Datec Subsidiary has acquired property from any person in circumstances where it did or could become liable for any Taxes of such person. The value of the consideration paid or received by Datec and each Datec Subsidiary for the acquisition, sale or provision of property (including intangibles) or provision of services from or to a non-arm’s length person was equal to the fair market value of such property or services. For all taxation years commencing after 1998 and ending before the Effective Date, Datec has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) and (b) of the ITA. None of Datec and the Datec Subsidiaries have received any requirement pursuant to section 224 of the ITA or any similar provision of applicable legislation which remains unsatisfied in any respect. Neither Datec nor any Datec Subsidiary is party to any agreements or undertakings with respect to Taxes.

(v)	None of the transactions contemplated by this Agreement or the Plan of Arrangement will increase liability for taxes of a Datec Subsidiary or reduce the Tax attributes (including the ability to utilize any tax losses) of a Datec Subsidiary.

(vi)	Datec and each Datec Subsidiary have collected, deducted or withheld all Taxes which are required by Applicable Tax Legislation to be collected, deducted or withheld, as the case may be, and have remitted to the applicable Taxation Authority all amounts required to be remitted in respect of such Taxes.

(t)	Pension and Employee Benefits.

(i)	Datec and the Datec Subsidiaries have complied with all the terms of, and all applicable Laws in respect of, its pension and other employee compensation and benefit obligations, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit-plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon it (collectively referred to as the “Datec Plans”) and all Datec Plans are fully funded and in good standing with such regulatory authorities as may be applicable, and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Datec from any such regulatory authority.

(ii)

No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Datec Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any

Material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Datec Plans or their assets which individually or in the aggregate would have a Material Adverse Effect.

(iii)	To the knowledge of the Datec, no event has occurred, and there exists no condition or set of circumstances in connection with any benefit plan, under which Datec or the Datec Subsidiaries, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk or Material liability under § 409 of ERISA, § 502(i) of ERISA, Title IV of ERISA or § 4975 of the Code.

(iv)	No transaction contemplated by this Agreement will result in liability to the United States Pension Benefit Guaranty Corporation under §§ 302(f), 4062. 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Datec or the Datec Subsidiaries, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Datec or the Datec Subsidiaries or any such corporation or organization.

(u)	Reports. Each of Datec and the Datec Subsidiaries has filed with all applicable securities commissions true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it for the three-year period prior to the Effective Date (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Datec Documents”), and the Datec Documents, at the time filed, (i) did not contain any misrepresentation (as defined in the Securities Act), and (ii) complied in all Material respects with the requirements of applicable securities Laws. Datec has not filed any confidential Material change report with all applicable securities commissions or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(v)	Compliance with Laws. Datec and the Datec Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of Datec (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(w)	Circular. The information to be contained in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) relating to Datec and the Datec Subsidiaries will be accurate and complete in all Material respects as at the date thereof and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date.

(x)	Securities and Corrupt Practices Matters.

(i)	Datec is a reporting issuer under the Laws of British Columbia, Alberta, Ontario and New Brunswick. No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Datec Common Shares or any other Datec Securities has been issued or made by the TSX or the BCSC, the ASC or the OSC or any other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted by any such authority or under Canadian securities laws. There is no Securities Offence or Corrupt Practices Offence on the part of Datec or any subsidiary or on the part of any of their respective employees or independent contractors or former employees or independent contractors (committed while such current or former employee or independent contractor was an employee or independent contractor of Datec or one of its subsidiaries); and

(ii)	Datec is a reporting issuer not in default under the securities Laws of each of the provinces of Canada in which it is a reporting issuer, is current in the filing of all public disclosure documents required to be filed under applicable Laws and policies of such jurisdictions and of the TSX, all of such filings are complete and correct and do not contain any misrepresentation (as such term is defined in the Securities Act), and Datec is not subject to any cease trade order or other sanctions in any of such jurisdictions.

(y)	Agreements and Guarantees. Neither of Datec or the Datec Subsidiaries is a party to or bound by any agreement or understanding, written or oral, which will survive the Effective Time. Neither of Datec or the Datec Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person, nor is it contingently responsible for such indemnity or suretyship or obligations; and

(z)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Datec or the Datec Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or Materially impairing any business practice of Datec or the Datec Subsidiaries, any acquisition of property by Datec or the Datec Subsidiaries or the conduct of business by Datec or the Datec Subsidiaries as currently conducted.

(aa)	Registration Rights. No holder of securities issued by Datec has any right to compel Datec to register or otherwise qualify such securities for public sale in Canada or the U.S.

(bb)	Aggregate Liabilities. The aggregate outstanding liabilities of Datec and the Datec Subsidiaries, whether due or to become due, contingent or not, as at May 31, 2005 do not exceed $15,250,000 in the aggregate. Each such liability which exceeds $500,000 individually, and the aggregate amount of all such liabilities, as at May 31, 2005 are disclosed in the Datec Disclosure Letter.

(cc)	Competition Act (Canada). Datec and its affiliates (as defined in the Competition Act (Canada)) do not, individually or on a consolidated basis, have assets in Canada that exceed an aggregate value of Cdn$5,000,000, as determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada).

(dd)	Non-Arm’s Length Transactions.

(i)	Neither Datec nor the Datec Subsidiaries has made any payment, loan or sale of securities to, or has borrowed any monies from, or is otherwise indebted to: A. any officer, director, employee, shareholder or any Person not dealing at arm’s length (as that term is interpreted for purposes of the ITA) with Datec or the Datec Subsidiaries, or B. any affiliate or associate of any of the foregoing, except as disclosed in the financial statements of Datec and except for usual compensation paid in the ordinary course of the Datec business consistent with past practices;

(ii)	except as disclosed in the financial statements of Datec, except for contract or agreements made solely between Datec and the Datec Subsidiaries and except for contracts of employment or separation of employment, neither Datec nor the Datec Subsidiaries is a party to any contract with any officer, director, employee, shareholder or any Person not dealing at arm’s length (as that term is interpreted for purposes of the ITA) with Datec or the Datec Subsidiaries; and

(iii)	the Datec Disclosure Letter contains true and correct copies of all agreements between Datec or any Affiliate of Datec other than a Datec Subsidiary, on the one hand, and any Datec Subsidiary on the other. The Disclosure Letter also sets forth all agreements between a Datec Subsidiary and any other Datec Subsidiary.

(ee)	Adequacy of Representations and Warranties. None of the representations and warranties made by Datec herein contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements herein not misleading.

(ff)	Intellectual Property.

(i)

Section 3.1(ff) of the Datec Disclosure Letter contains a true, complete and accurate list of all patents, registered copyrights, trademarks, service marks, trade names, corporate names, domain names and all registrations thereof and applications therefore included in the intellectual property owned by the Datec Parties (the “Datec Owned Intellectual Property”) or licensed to the Datec Parties (the “Datec Licensed Intellectual Property”) (collectively, the Datec Owned Intellectual Property and the Datec Licensed Intellectual Property the “Datec Owned/Licensed Intellectual Property”). Section 3.1(ff) of the Datec Disclosure Letter accurately identifies, where applicable, the following for each item of Datec Owned/Licensed Intellectual Property: patent number, registration number, owner, application number, applicant, assignee, filing date, issue date, country of origin, licensor and termination or expiration date.

(ii)	Section 3.1(ff) of the Datec Disclosure Letter contains a complete and accurate list of all agreements to which the Datec Parties is party, including licenses, sublicenses, assignments, inter-company agreements and other rights granted by the Datec Parties to any third party, or by any third party to the Datec Parties, with respect to any item of Datec Owned/Licensed Intellectual Property. True, complete and correct copies of such licenses, sublicenses, assignments and agreements have been made available to eLandia.

(iii)	Except for the Datec Licensed Intellectual Property, the Datec Parties are the sole owner of all right, title and interest in and to the Datec Owned/Licensed Intellectual Property, free and clear of all liens or other restrictions on use, transfer or licensing.

(iv)	To the knowledge of the Datec Parties, all Datec Owned Intellectual Property is valid and enforceable.

(v)	To the knowledge of the Datec Parties, the Datec Parties have the right to use all Intellectual Property necessary for the operation of Datec and the Datec Subsidiaries as presently conducted.

(vi)	The Datec Parties have taken all reasonable actions in accordance with normal industry practices necessary to maintain and protect the Datec Owned Intellectual Property and to the knowledge of the Datec Parties, no loss of the Datec Owned Intellectual Property is pending, reasonably foreseeable or threatened, which loss would reasonably be expected to have a Material Adverse Effect.

(vii)	There has been no claim made or to the knowledge of the Datec Parties threatened by or against the Datec Parties asserting the invalidity, misuse or unenforceability of any item of Datec Owned/Licensed Intellectual Property or challenging the Datec Parties’ right to use or ownership of any item of Datec Owned/Licensed Intellectual Property.

(viii)	To the knowledge of the Datec Parties, there is not and has not been any infringement, misappropriation or other violation of any Datec Owned/Licensed Intellectual Property.

(ix)	To the knowledge of the Datec Parties, the Datec Parties have not infringed, misappropriated or otherwise violated, and the Datec Parties do not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person or entity, and there has been no claim made or, to the knowledge of the Datec Parties, threatened against the Datec Parties alleging such infringement, misappropriation or other violation of such Intellectual Property.

(x)	Except as set forth in section 3.1(ff) of the Datec Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement will not alter, impair or extinguish any rights in Datec Owned/Licensed Intellectual Property owned by or licensed to the Datec Parties.

(xi)	The Datec Parties have not given any warranty or indemnification in connection with any item of Datec Owned/Licensed Intellectual Property to any third party, except for statutory warranties given in the ordinary course of business in connection with the sale of goods.

3.2 Representations and Warranties of Datec Relating to Holdco

Datec represents and warrants to and in favour of eLandia as follows and acknowledges that eLandia is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Holdco has been duly incorporated and organized and is validly subsisting under the applicable Laws of the British Virgin Islands and is up-to-date in the filing of all corporate and similar returns under all applicable Laws.

(b)	Corporate Power. Holdco has all necessary corporate power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary corporate action has been taken by Holdco or on Holdco’s part to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by Holdco and the performance of Holdco’s obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by Holdco and constitutes a legal, valid and binding obligation, enforceable against Holdco in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Capitalization of Holdco. Holdco is authorized to issue 50,000,000 common shares with a par value of $0.01 per share of which 100 Holdco Common Shares are issued and outstanding on the date of this Agreement. All of the issued and outstanding Holdco Common Shares are held by Datec.

(f)	Holdco Common Shares. The Holdco Common Shares to be issued and transferred to Datec in satisfaction of the purchase price for the Offshore Assets pursuant to section 2.4(b) hereto will be duly and validly issued by Holdco as fully paid and non-assessable shares.

(g)	Circular. The information to be provided by Holdco in writing for purposes of inclusion in the Circular relating to Holdco will be accurate and complete in all Material respects as at the date of the Circular and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date.

(h)	Options. No Person has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, allotment or issuance of any issued or un-issued shares or other securities of Holdco.

(i)	Absence of Conflict.

(i)	The execution, delivery and performance of this Agreement by Holdco and the completion of the Arrangement and the transactions contemplated thereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of its obligations, under:

(1)	its certificate of incorporation, articles, by-laws or other charter documents or resolutions of its Board of Directors (or any committee thereof) or shareholders;

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to Holdco, any Laws, regulation, order, judgment or decree; or

(3)	any Material contract, agreement, license, franchise or permit to which it is party or by which it is bound.

(ii)	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Holdco in connection with the execution and delivery of this Agreement or the consummation by Holdco of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the Act, and (D) the Appropriate Regulatory Approvals relating to Holdco.

(j)	Taxable Gain. Holdco shall not realize any taxable income or gain in excess of the fair market value or paid up capital of the Holdco Common Shares as a result of the acquisition by Acquisition Co. of the Holdco Common Shares held by Datec.

3.3 Representations and Warranties of eLandia

eLandia represents and warrant to and in favour of Datec as follows and acknowledges Datec is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Each of eLandia and the eLandia Subsidiaries has been duly incorporated and organized and is validly subsisting under the applicable Laws of its jurisdiction of incorporation and is up-to-date in the filing of all corporate and similar returns under all applicable Laws.

(b)	Corporate Power. Each of eLandia and the eLandia Subsidiaries has all necessary corporate power and authority to own or lease or dispose of property and assets, to conduct its business as currently conducted, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(c)	Authorization. All necessary corporate action has been taken by each of eLandia and the eLandia Subsidiaries, or on their part, to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by them and the performance of their obligations hereunder and thereunder.

(d)	Enforceability. This Agreement has been duly executed and delivered by each of eLandia and the eLandia Subsidiaries and constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(e)	Capitalization of eLandia. eLandia is authorized to issue 50,000,000 shares of common stock with a par value of $0.00001 per share, of which 9,427,344 eLandia Common Shares are issued and outstanding on the date of this Agreement.

(f)	eLandia Common Shares. The eLandia Common Shares to be issued and transferred to the holders of Holdco Common Shares in exchange for the Holdco Common Shares pursuant to section 2.4(h) hereto will be duly and validly issued by eLandia as fully paid and non-assessable shares.

(g)	Circular. The information to be provided by eLandia in writing for purposes of inclusion in the Circular relating to eLandia or any of the eLandia Subsidiaries will be accurate and complete in all Material respects as at the date of the Circular and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date.

(h)	Absence of Conflict.

(i)	The execution, delivery and performance of this Agreement by each of eLandia and the eLandia Subsidiaries and the completion of the Arrangement and the transactions contemplated thereby, will not:

(A)	result in a violation or breach of, or constitute a default under, or conflict with or cause the acceleration of, any of their obligations, under:

(1)	the certificate of incorporation, articles, by-laws or other charter documents or resolutions of the Board of Directors (or any committee thereof) or shareholders of eLandia or any of the eLandia Subsidiaries;

(2)	subject to obtaining the Appropriate Regulatory Approvals relating to eLandia or any eLandia Subsidiary, any Laws, regulation, order, judgment or decree; or

(3)	any Material contract, agreement, license, franchise or permit to which eLandia or any eLandia Subsidiary is party or by which it is bound;

(B)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(C)	except as would not, individually or in the aggregate, have a Material Adverse Effect on eLandia or any eLandia Subsidiary, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit the ability of eLandia or any eLandia Subsidiary to carry on the business of eLandia and the eLandia Subsidiaries as and where it is now being carried on or as and where it may be carried on in the future.

(ii)

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by eLandia or any eLandia Subsidiary in connection with the execution and delivery of this Agreement or the consummation by each of eLandia and the eLandia Subsidiaries of the transactions contemplated hereby other than (A) approval of the Board of Directors of eLandia, (B) approval of holders of eLandia Common Shares; (C) Stanford approval, (D) any approvals required by the Interim Order, (E) the Final Order, (F) filings with the Director under the Act, and (G) the Appropriate Regulatory Approvals relating to Datec.

(i)	Absence of Certain Changes or Events. Since the date of the most recent audited consolidated financial statements and except as set forth in Schedule 3.3(i), eLandia has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

(i)	any change in its condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects, that could reasonably be expected to have a Material Adverse Effect;

(ii)	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect;

(iii)	except as disclosed in Schedule 3.3(i), any redemption, repurchase or other acquisition of eLandia Common Shares by eLandia or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to eLandia Common Shares;

(iv)	any Material increase in or modification of the compensation payable or to become payable by it to any of its directors, officers or employees, or any grant to any such director or employee of any increase in severance or termination pay;

(v)	any increase in or modification of any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers or employees;

(vi)	except as disclosed in Schedule 3.3(i), any acquisition or sale of its property or assets aggregating 10% or more of eLandia’s total consolidated property and assets as at March 31, 2005, other than in the ordinary and regular course of business consistent with past practice, and except for any sale of the construction business carried on by the eLandia Parties for such consideration as shall have been approved by the Board of Directors of eLandia;

(vii)	(A) other than in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by it of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for its debt securities, or (C) any issuance or sale of options or other rights to acquire from it debt securities or any securities convertible into or exchangeable for any such debt securities;

(viii)	any creation or assumption by it of any mortgage, pledge, security interest or lien or other encumbrance on any asset in excess of $250,000;

(ix)	other than in the ordinary and regular course of business consistent with past practice, any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business, (B) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time, and (C) purchases on the open market of liquid, publicly traded securities;

(x)	any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(xi)	any labour dispute or charge of unfair labour practice (other than routine individual grievances), any activity or proceeding by a labour union or representative thereof to organize any of its employees or any campaign being conducted to solicit authorization from employees to be represented by such labour union;

(xii)	any resolution to approve a split, combination or reclassification of any of its outstanding shares;

(xiii)	any change in its accounting methods, principles or practices; and

(xiv)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement Materially untrue or incorrect as of the date when made.

(j)	Employment Matters.

(i)	Except as set forth in Schedule 3.3(j), eLandia is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, officer or employee.

(ii)	Except as set forth in Schedule 3.3(j), eLandia is not a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at eLandia.

(iii)	Except as set forth in Schedule 3.3(j), eLandia is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect.

(iv)	Except as set forth in Schedule 3.3(j), eLandia has operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the above areas, other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a Material Adverse Effect.

(k)	Financial Statements. The audited consolidated financial statements for eLandia as at and for the 12-month period ended December 31, 2004 have been prepared in accordance with U.S. GAAP, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all Material respects, the consolidated financial position and results of operations of eLandia and its respective subsidiaries as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of eLandia and its respective subsidiaries on a consolidated basis, and shall be delivered to Datec at the Effective Time (as required by U.S. Regulation S-X). The interim unaudited financial statements for eLandia for the quarter ended March 31, 2005 have been prepared in accordance with U.S. GAAP.

(l)	Books and Records. The books, records and accounts of eLandia, in all Material respects, (A) have been maintained in accordance with good business practices on a basis consistent with prior years, (B) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of eLandia, and (C) accurately and fairly reflect the basis for the eLandia consolidated financial statements. eLandia has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with U.S. GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets.

(m)	Bank Accounts. Schedule 3.3(m) of the eLandia Disclosure Letter provides a complete and correct list (including addresses and account numbers) of each bank, trust company or similar institution in which eLandia has an account or safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto.

(n)

Permits. There are no Material Permits necessary to conduct the business carried on by eLandia or to own, lease or operate any of the assets owned, leased or operated by each of eLandia and the eLandia Subsidiaries in connection with the business carried on by eLandia in any of the jurisdictions listed on Schedule 3.3(n). Neither eLandia nor any of the eLandia Subsidiaries is in default or in breach in any Material respect of the terms of any Permit and no Claim is pending or threatened to revoke or limit any Permit.

(o)	Regulatory and Third Party Approvals.

(i)	Except as disclosed in Schedule 3.3(o), there is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the transactions contemplated by this Agreement or to permit any of eLandia or the eLandia Subsidiaries to conduct the business carried on by eLandia after the Effective Date as such business is currently being conducted.

(ii)	Except as disclosed in Schedule 3.3(o), there is no requirement under any Contract relating to eLandia, any of the eLandia Subsidiaries or to the business carried on by eLandia to which either eLandia or any of the eLandia Subsidiaries is a party or by which the business, eLandia or any of the eLandia Subsidiaries is bound or affected for any Approvals from any party to that Contract or from any other Person relating to the completion of the transactions contemplated in this Agreement.

(p)	Litigation, Etc. Except as set forth in Schedule 3.3(p), there are no Claims pending or, to the knowledge of eLandia or any of the eLandia Subsidiaries, threatened against or relating to eLandia or any of the eLandia Subsidiaries or affecting any of their properties, licenses or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is eLandia or any of the eLandia Subsidiaries aware of any basis for any such claim, action, proceeding or investigation. Neither eLandia nor any of the eLandia Subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a Material amount of money as a condition to or a necessity for the right or ability of eLandia or any of the eLandia Subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(q)	Environmental. To the best of their knowledge, all operations of eLandia have been conducted, and are now, in compliance with all Environmental Laws. eLandia is not aware of, nor is subject to:

(i)	any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any Material work, repairs, construction or expenditures;

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to eLandia;

(iii)	none of the real properties currently or, formerly owned, leased or used by eLandia, any predecessor of eLandia or over which any of them has or had charge, management or control (such property, the “eLandia Real Properties”): A. has never been used by any Person as a waste disposal site or as a licensed landfill, or B. has ever had asbestos, asbestos-containing minerals, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(iv)	no properties adjacent to any of the eLandia Real Property are contaminated where such contamination could, if it migrated to an eLandia Real Property, have a Material Adverse Effect on that eLandia Real Property;

(v)	eLandia has transported, removed or disposed of any waste to a location outside of Canada or of the U.S.;

(vi)	there are no contaminants located in the ground or in groundwater under any of the eLandia Real Properties;

(vii)	eLandia has never been required by any governmental entity to: A. alter any of the eLandia Real Properties in a Material way in order to be in compliance with environmental laws or regulations, or B. perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any eLandia Real Property;

(viii)	eLandia is not aware of, or is subject to: A. any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures, or B. any demand or notice with respect to the breach of any environmental laws or regulations applicable to eLandia;

(ix)	eLandia Technologies, Inc., a wholly owned subsidiary of eLandia, has obtained and owns the U.S. Virgin Islands License and the Bloomington License;

(x)	eLandia has obtained all Material licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of eLandia. Each of such licenses is in full force and effect and eLandia are in compliance in all Material respects with the terms and conditions of all such licenses and with any applicable Environmental Law. In addition:

(A)	No order has been issued, no environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of eLandia, threatened by any governmental or regulatory authority with respect to any alleged failure by eLandia to have any license required under applicable Environmental Laws in connection with the conduct of their business or operations of eLandia or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by eLandia, and to the knowledge of eLandia, there are no facts or circumstances in existence, which could reasonably be expected to form the basis for any such order, environmental Claim, penalty, investigation or review.

(B)	eLandia does not own, operate or lease a treatment, storage or disposal facility requiring a permit under the U.S. Resource Conservation and Recovery Act, as amended, or under any comparable foreign Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by eLandia.

(C)	eLandia has not transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by non-U.S. or U.S. federal, state or local governmental or regulatory authorities that may lead to environmental Claims against eLandia.

(D)	No Hazardous Material generated by eLandia has been recycled, treated, stored, disposed of or released by eLandia at any location.

(E)	No written notification of a release of a Hazardous Material has been filed by or on behalf of eLandia and no site or facility now or previously owned, operated or leased by eLandia is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

(F)	There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, eLandia in relation to any site or facility now or previously owned, operated or leased by eLandia which have not been delivered to Datec prior to the execution of this Agreement.

(r)	Tax Matters.

(i)	Except as set forth in Schedule 3.3(r), eLandia has timely filed, or caused to be filed, all Tax Returns required to be filed by it (all of which returns were correct and complete in all Material respects) and has paid, or caused to be paid, all Taxes and instalments of Taxes that are due and payable in all Material respects, and eLandia has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. eLandia has made adequate provision in accordance with U.S. and applicable foreign generally accepted accounting principles in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since the dates of its respective publication, no Material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(ii)	Except as set forth in Schedule 3.3(j), for purposes of all Applicable Tax Legislation, eLandia is a non-resident of Canada and is not liable to Tax imposed by Canada. eLandia has not received any written notification that any Material issues have been raised (and are currently pending) by any Taxation Authority in connection with any of the Tax Returns referred to above, and no waivers or extensions of statutes of limitations have been given or requested with respect to eLandia. All Tax liabilities of eLandia have been assessed for all fiscal years up to and including the fiscal year ended December 31, 2004 and all Tax liabilities of eLandia for transactions occurring up to the Effective Time shall have been accrued on the books of eLandia. There are no outstanding assessments or other claims for, or in respect of, Taxes against eLandia. To the best of the knowledge of eLandia, there are no Material proposed (but unassessed) additional Taxes and none has been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.

(iii)

Except as set forth in Schedule 3.3(r), eLandia has not acquired property from any person in circumstances where it did or could become liable for any Taxes of such person. The value of the consideration paid or received by eLandia for the acquisition, sale or provision of property (including intangibles) or provision of services from or to a non-arm’s length person was equal to the fair market value of such property or services. eLandia is not party to any agreements or undertakings with respect to Taxes.

(iv)	Except as set forth in Schedule 3.3(r), eLandia has collected, deducted or withheld all Taxes which are required by Applicable Tax Legislation to be collected, deducted or withheld, as the case may be, and have remitted to the applicable Taxation Authority all amounts required to be remitted in respect of such Taxes.

(s)	Pension and Employee Benefits.

(i)	eLandia has complied with all the terms of, and all applicable Laws in respect of, its pension and other employee compensation and benefit obligations, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit-plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon it (collectively referred to as the “eLandia Plans”) and all eLandia Plans are fully funded and in good standing with such regulatory authorities as may be applicable, and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by eLandia from any such regulatory authority.

(ii)	No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any eLandia Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any Material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the eLandia Plans or their assets which individually or in the aggregate would have a Material Adverse Effect.

(iii)	To the knowledge of eLandia, no event has occurred, and there exists no condition or set of circumstances in connection with any benefit plan, under which eLandia, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk or Material liability under § 409 of ERISA, § 502(i) of ERISA, Title IV of ERISA or § 4975 of the Code.

(iv)	No transaction contemplated by this Agreement will result in liability to the United States Pension Benefit Guaranty Corporation under §§ 302(f), 4062. 4063, 4064 or 4069 of ERISA, or otherwise, with respect to eLandia, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to eLandia or any such corporation or organization.

(t)	Compliance with Laws. eLandia has complied with and are not in violation of any applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all securities of eLandia (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(u)	Agreements and Guarantees. eLandia is not a party to or bound by any agreement or understanding, written or oral, which will survive the Effective Time. eLandia has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person, nor is it contingently responsible for such indemnity or suretyship or obligations.

(v)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon eLandia that has or could reasonably be expected to have the effect of prohibiting, restricting or Materially impairing any business practice of eLandia, any acquisition of property by eLandia or the conduct of business by eLandia as currently conducted.

(w)	Aggregate Liabilities. Except as set forth in Schedule 3.3(w), the aggregate outstanding liabilities of eLandia, whether due or to become due, contingent or not, do not exceed $2,000,000 in the aggregate; such amount does not include the debt owed to Standford referred to in Section 6.3(f), below. Each such liability which exceeds $25,000 individually, and the aggregate amount of all such liabilities, as at June 30, 2005 are disclosed in Schedule 3.3(w) of the eLandia Disclosure Letter.

(x)	Competition Act (Canada). eLandia and its affiliates (as defined in the Competition Act (Canada)) do not, individually or on a consolidated basis, have assets in Canada that exceed an aggregate value of Cdn$5,000,000, as determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada).

(y)	Non-Arm’s Length Transactions.

(i)

Except as set forth in Schedule 3.3(y), eLandia has not made any payment, loan or sale of securities to, or has borrowed any monies from, or is otherwise indebted to: (A) any officer, director, employee, shareholder or any Person not dealing at arm’s length (as that term is interpreted for purposes of the ITA) with eLandia, or (B) any affiliate or associate of any of the foregoing, except as disclosed in the financial statements of eLandia and except for usual compensation paid in the ordinary course of the eLandia business consistent with past practices; and

(ii)	Except as set forth in Schedule 3.3(y) and except as disclosed in the financial statements of eLandia and except for contracts of employment or separation of employment, eLandia is not a party to any contract with any officer, director, employee, shareholder or any Person not dealing at arm’s length (as that term is interpreted for purposes of the ITA or other similar legislation) with eLandia.

(z)	Adequacy of Representations and Warranties. None of the representations and warranties made by eLandia herein contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements herein not misleading.

(aa)	Intellectual Property.

(i)	Schedule 3.3(aa) of the eLandia Disclosure Letter contains a true, complete and accurate list of all patents, registered copyrights, trademarks, service marks, trade names, corporate names, domain names and all registrations thereof and applications therefore included in the intellectual property owned by eLandia (the “eLandia Owned Intellectual Property”) or licensed to eLandia (the “eLandia Licensed Intellectual Property”) (collectively, the eLandia Owned Intellectual Property and the eLandia Licensed Intellectual Property the “eLandia Owned/Licensed Intellectual Property”). Schedule 3.3(aa) of the eLandia Disclosure Letter accurately identifies, where applicable, the following for each item of eLandia Owned/Licensed Intellectual Property: patent number, registration number, owner, application number, applicant, assignee, filing date, issue date, country of origin, licensor and termination or expiration date.

(ii)	Schedule 3.3(aa) of the eLandia Disclosure Letter contains a complete and accurate list of all agreements to which eLandia is a party, including licenses, sublicenses, assignments, inter-company agreements and other rights granted by eLandia to any third party, or by any third party to eLandia, with respect to any item of eLandia Owned/Licensed Intellectual Property. True, complete and correct copies of such licenses, sublicenses, assignments and agreements have been made available to Datec.

(iii)	Except for the eLandia Licensed Intellectual Property, eLandia is the sole owner of all right, title and interest in and to the eLandia Owned/Licensed Intellectual Property, free and clear of all liens or other restrictions on use, transfer or licensing.

(iv)	To the knowledge of eLandia, all eLandia Owned Intellectual Property is valid and enforceable.

(v)	To the knowledge of eLandia, eLandia has the right to used all Intellectual Property necessary for the operation of eLandia as presently conducted.

(vi)	eLandia has taken all reasonable actions in accordance with normal industry practices necessary to maintain and protect the eLandia Owned Intellectual Property and to the knowledge of eLandia, no loss of the eLandia Owned Intellectual Property is pending, reasonably foreseeable or threatened, which loss would reasonably be expected to have a Material Adverse Effect.

(vii)	There has been no claim made or to the knowledge of eLandia threatened by or against eLandia asserting the invalidity, misuse or unenforceability of any item of eLandia Owned/Licensed Intellectual Property or challenging eLandia’s right to use or ownership of any item of eLandia Owned/Licensed Intellectual Property.

(viii)	To the knowledge of eLandia, there is not and has not been any infringement, misappropriation or other violation of any eLandia Owned/Licensed Intellectual Property.

(ix)	To the knowledge of eLandia, eLandia has not infringed, misappropriated or otherwise violated, and eLandia does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person or entity, and there has been no claim made or, to the knowledge of eLandia, threatened against eLandia alleging such infringement, misappropriation or other violation of such Intellectual Property.

(x)	Except as set forth in Schedule 3.3(aa) of the eLandia Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement will not alter, impair or extinguish any rights in eLandia Owned/Licensed Intellectual Property owned by or licensed to eLandia.

(xi)	eLandia has not given any warranty or indemnification in connection with any item of eLandia Owned/Licensed Intellectual Property to any third party, except for statutory warranties given in the ordinary course of business in connection with the sale of goods.

(bb)	The information provided to Datec for inclusion in the Circular or any amendment thereto (including any information referred to therein or incorporated therein by reference) related to eLandia, Holdings and Acquisition Co. will be accurate and complete in all material respects as at the date thereof and will not contain a misrepresentation (as such term is defined in the Securities Act) as at such date.

3.4 Survival

(a)	The representations and warranties contained in this Agreement shall survive the completion of the transactions contemplated by this Agreement and the Arrangement and, notwithstanding such completion and notwithstanding any investigations made by or on behalf of the parties hereto, shall continue in full force and effect for a period of two (2) years from and after the Effective Date.

(b)	All covenants and obligations contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement and the Arrangement and shall continue in full force and effect for a period of two (2) years from and after the Effective Date in accordance with their respective terms (except for payment obligations which shall survive until such time as all required payments shall have been properly made in full).

ARTICLE IV

REGULATORY APPROVALS

4.1 Applications

The Datec Parties and eLandia covenant and agree to proceed diligently, in a coordinated fashion, to apply for and obtain the Appropriate Regulatory Approvals.

4.2 Obtaining of Appropriate Regulatory Approvals

For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained if it contains any condition that:

(a)	would put eLandia at a Material competitive disadvantage by comparison with its competitors in any jurisdiction in which eLandia has significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of an information and communications firm in multiple jurisdictions, or is Materially onerous to eLandia in some other respect; or

(b)	would put the combined operations of eLandia and Datec at a Material competitive disadvantage by comparison with its competitors in any jurisdiction in which eLandia, Datec or their respective subsidiaries have significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of an information and communications firm in multiple jurisdictions, or is Materially onerous to the combined operations of eLandia and Datec in some other respect.

In addition, no Appropriate Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding.

ARTICLE V

COVENANTS

5.1 Retention of Goodwill

During the Pre-Effective Date Period, the Datec Parties will, subject to the transfer of their businesses as contemplated hereby, continue to carry on the business of Datec and the Datec Subsidiaries in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article V.

5.2 Material Commitments

During the Pre-Effective Date Period, Datec and the Datec Subsidiaries will consult on an ongoing basis with senior officers of eLandia in order that the representatives of eLandia will become more familiar with the philosophy and techniques of Datec and the Datec Subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships in connection with the transfer of ownership of Holdco and, accordingly, the Datec businesses to eLandia after the Effective Date. These consultations will include any commitments, arrangements or transactions proposed to be entered into by Datec or the Datec Subsidiaries that would give rise to a Material liability or commitment of any kind. Datec and eLandia will develop procedures such that these consultations will be carried out quickly and effectively without detracting from the ability of Datec to arrive at decisions in a timely manner.

5.3 Confidentiality

During the Pre-Effective Date Period, eLandia and the Datec Parties will coordinate with each other and agree in advance on both the timing and contents of any public announcements relating to this Arrangement. Except for making filings and appearances before the Court, neither Datec nor the holders of Datec Securities will make any public disclosure of the Arrangement without the prior written consent of eLandia and any required approval of the TSX. To the extent Datec is required by Canadian securities regulations to make any public filings, applications or disclosure relating to the Arrangement contemplated hereby, with any exchange, securities commission or other regulatory agency, Datec agrees to seek confidential treatment, and maintain such confidential treatment request as permitted.

5.4 Expenses

Each of eLandia and the Datec Parties shall bear its own expenses incurred in connection with the Arrangement contemplated hereby, whether or not the Arrangement is consummated.

5.5 Covenants of Datec

(a)

Datec covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article VII, except (i) with the consent of eLandia to any deviation therefrom; (ii) with respect to any binding commitments which were disclosed in the Datec Disclosure Letter; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, Datec will:

(i)	carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(ii)	not commence to undertake any expansion of its business;

(iii)	not amend its articles or by-laws;

(iv)	not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any subsidiary thereof or any class or securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities and not permit its listed common shares to be delisted from trading on the TSX until after the completion of all steps contemplated in the Plan of Arrangement;

(v)	not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(vi)	not sell, lease or otherwise dispose of any of its assets, other than as contemplated in this Agreement;

(vii)	not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities;

(viii)	continue to provide eLandia and its representatives with information as reasonably requested by them from time to time concerning the business, assets, liabilities and affairs of Datec and the Datec Subsidiaries, and with access (on a basis that does not detract unreasonably from their performance of their business responsibilities) to management and employees of Datec and the Datec Subsidiaries;

(ix)	use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Datec or the Datec Subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(x)

not permit Datec or the Datec Subsidiaries to grant any of their employees, officers, directors, consultants or shareholders any increase in compensation or to pay any severance or termination amounts whether or not such compensation, payment or amount is payable in cash, or enter into any employment agreement with any executive officer and, except as expressly set out herein, not permit Datec or the Datec Subsidiaries to create, incur or perform any obligation to make any payment to any employees, officer, director, consultant or shareholder of Datec or the Datec Subsidiaries; and

(xi)	promptly advise eLandia orally and, if then requested, in writing:

(A)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Datec contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any Material respect;

(B)	of any Material Adverse Change in respect of Datec; and

(C)	of any breach by Datec or Holdco of any covenant or agreement contained in this Agreement;

(b)	Datec shall and shall cause the Datec Subsidiaries to perform all obligations required or desirable to be performed by Datec or the Datec Subsidiaries under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Datec shall and where appropriate shall cause the Datec Subsidiaries to:

(i)	use all reasonable efforts to obtain the approvals of holders of Datec Securities to the Arrangement, subject, however, to the exercise by the Board of Directors of Datec of its fiduciary duties as provided herein;

(ii)	apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to Datec or the Datec Subsidiaries;

(iii)	apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby; and

(vi)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Datec or the Datec Subsidiaries;

(c)	the Datec Parties shall use all reasonable efforts to take all such actions and do all such things as may be necessary (including without limitation the obtaining of consents and undertakings to provide future consents of the current and any former auditors of the Datec Parties) to permit eLandia to use the consolidated financial statements of the Datec Parties (including without limitation audited financial statements for the years ending December 31, 2002, 2003 and 2004) to be used in any registration statement, prospectus or other document of eLandia or any of its affiliates in connection with a public offering of securities of eLandia;

(d)	prior to the Effective Date, the Datec Parties shall file and cause to be filed, in form satisfactory to eLandia, acting reasonably, a Form 8832, Entity Classification Election, with respect to the Datec Subsidiaries, together with such other forms, statements and elections as may be required, so as to provide that each of the Datec Subsidiaries is disregarded as an entity separate from Datec for U.S. federal income tax purposes in accordance with section 301.7701-3 of the Treasury Regulations; and

(e)	Datec shall provide to eLandia no later than July 25, 2005, copies of the consolidated audited financial statements of Datec and the Datec Subsidiaries and pro forma consolidated financial statements of Holdco for the years ended December 31, 2002, 2003 and 2004, and consolidated interim unaudited financial statements for Datec and the Datec Subsidiaries and pro forma consolidated financial statements of Holdco for the period ended March 31, 2005, and no later than July 25, 2005, copies of the consolidated interim unaudited financial statements for Datec and the Datec Subsidiaries and pro forma consolidated financial statements of Holdco for the period ending June 30, 2005, all which audited, pro forma and unaudited financial statements shall have been reconciled in accordance with U.S. GAAP.

5.6 Covenants of eLandia

eLandia hereby covenants and agrees to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(a)	apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to eLandia;

(b)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to eLandia which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(d)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from eLandia or its subsidiaries;

(e)	effect a consolidation of the issued and outstanding eLandia Common Shares on a 10 for 9 basis on or prior to the Effective Date and reserve a sufficient number of eLandia Common Shares for issuance in exchange for the Holdco Common Shares held by Datec; and

(f)	file its U.S. tax returns (including all forms, disclosures and elections contained therein) in a manner consistent with and supportive of the U.S. tax characterization set forth in section 1.7.

5.7 Covenants Regarding Non-Solicitation

(a)	Datec shall not, directly or indirectly, through any officer, director, employee, representative or agent of Datec or the Datec Subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to eLandia the approval of the Board of Directors of Datec of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) cause Datec to enter into any agreement related to any Acquisition Proposal provided, however, that, subject to section 5.6 but notwithstanding the preceding part of this section 5.7(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of Datec from considering, negotiating, approving, recommending to the Datec shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of Datec determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that it is appropriate that the Board of Directors of Datec take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction (x) more favourable to Datec’s shareholders than the transaction contemplated by this Agreement, and (y) having a value per Datec Common Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement, any such Acquisition Proposal being referred to herein as a “Superior Proposal”.

(b)

Datec shall promptly notify eLandia, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which Datec’s directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to Datec or the Datec Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Datec or the Datec Subsidiaries by any Person that informs Datec or the Datec Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as eLandia may reasonably request including the identity of the Person making such proposal, inquiry or contact.

(c)	Datec shall ensure that its officers, directors and employees, the Datec Subsidiaries, their respective officers, directors and employees and any financial advisors or other advisors or representatives retained by any of them are aware of the provisions of this section 5.7, and Datec shall be responsible for any breach of this section 5.7 by its financial advisors or other advisors or representatives.

(d)	If Datec receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal in respect of Datec (the existence and content of which have been disclosed to eLandia), and the Board of Directors of Datec determines that such proposal would be likely to be a Superior Proposal pursuant to section 5.7(a) having received the advice referred to therein, then, and only in such case, the Board of Directors of Datec may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in section 5.9, provide such Person with access to information regarding Datec except information and documentation relating specifically to the transactions between eLandia and Datec contemplated in this Agreement or in the Plan of Arrangement; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal, and provided further that Datec sends a copy of any such confidentiality agreement to eLandia immediately upon its execution and eLandia is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

5.8 Access to Information

Upon reasonable notice, Datec shall (and shall cause the Datec Subsidiaries to) afford eLandia’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its current and prior management personnel, directors and officers and all current and prior auditors and counsel, and, during such period, Datec shall (and shall cause the Datec Subsidiaries to) furnish promptly to eLandia all information concerning Datec’s and the Datec Subsidiaries’ business, properties and personnel as eLandia may reasonably request, and, in any event copies of all claims, defences, pleadings, motions and affidavits pertaining to any litigation involving Datec or the Datec Subsidiaries and all Tax Returns and related Tax assessments of Datec and the Datec Subsidiaries for the past seven years and all notices from and correspondence with Taxation Authorities and Tax advisors relating to taxes payable by the Datec Subsidiaries.

Upon reasonable notice, eLandia shall (and shall cause the eLandia Subsidiaries to) afford Datec’s Representatives access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its current and prior management personnel, directors and officers and all current and prior auditors and counsel, and, during such period, eLandia shall (and shall cause the eLandia Subsidiaries to) furnish promptly to Datec all information concerning eLandia’s and the eLandia Subsidiaries’ business, properties and personnel as Datec may reasonably request, and, in any event copies of all claims, defences, pleadings, motions and affidavits pertaining to any litigation involving eLandia or the eLandia Subsidiaries and all Tax Returns and related Tax assessments of eLandia and the eLandia Subsidiaries for the past seven years and all notices from and correspondence with Taxation Authorities and Tax advisors relating to taxes payable by the eLandia Subsidiaries.

5.9 Mutual Standstill

During the period commencing on the date hereof and continuing until the Effective Date or the termination of this Agreement, each of the Datec Parties and eLandia agrees that it will not, otherwise than pursuant to this Agreement (including without limitation section 2.4), the Arrangement and the transactions contemplated hereby and thereby or with the prior approval of the other parties, which approval may be given on such terms as such other parties may determine, and otherwise than on matters proposed for shareholder vote: (i) in any manner acquire (except as a result of distributions on eLandia Common Shares or Datec Common Shares), agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of eLandia or Datec; (ii) propose or offer to enter into, directly or indirectly, any merger or business combination involving the others or to purchase, directly or indirectly, a Material portion of the assets of eLandia or Datec; (iii) directly or indirectly, “solicit”, or participate or join with any Person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act) to vote, to seek to advise or to influence any Person with respect to the voting of any voting securities of eLandia or Datec (and for greater certainty Datec acknowledges that eLandia and its agents and advisors will be entitled to solicit proxies and otherwise influence any Person to vote in favour of the Arrangement at the Datec Meeting and eLandia acknowledges that Datec and its agents and advisors will be entitled to solicit proxies and otherwise influence any Person to vote in favour of the Arrangement at the Datec Meeting); (iv) otherwise act alone or in concert with others to seek to control or to influence the management, Board of Directors or policies of eLandia or Datec; (v) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (vi) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing (collectively, the “Standstill Provisions”); provided that, notwithstanding the Standstill Provisions, eLandia shall be entitled to do all such acts and things as may be required to purchase all or part of the assets or securities of Madacom S.A. and/or American Samoa Cablevision. For the purpose of this section 5.7, each reference to eLandia or Datec shall include its subsidiaries and its successors. Nothing in this Agreement shall prohibit or impair the ability of eLandia to issue securities in its sole discretion from time to time.

5.10 Notice by Datec of Superior Proposal Determination

Datec shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by section 5.7(d)) on the basis that it would constitute a Superior Proposal unless (i) it has provided eLandia with a copy of the Acquisition Proposal document which the Board of Directors of Datec has determined would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date eLandia received notice of Datec’s proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date eLandia received a copy of the Acquisition Proposal.

During such five Business Day period, Datec acknowledges that eLandia shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of Datec will review any offer by eLandia to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether eLandia’s offer upon acceptance by Datec would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of Datec so determines, it will enter into an amended agreement with eLandia reflecting eLandia’s amended proposal. If the Board of Directors of Datec continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects eLandia’s amended proposal, Datec will pay to eLandia the break fee payable to eLandia under section 8.4 as required thereunder. Datec also acknowledges and agrees that each successive Material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this section 5.9 to initiate an additional five Business Day notice period.

5.11 Notice by eLandia of Superior Proposal Determination

eLandia shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by section 5.7(d) on the basis that it would constitute a Superior Proposal unless (i) it has provided Datec with a copy of the Acquisition Proposal document which the Board of Directors of eLandia has determined would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date Datec received notice of eLandia’s proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date Datec received a copy of the Acquisition Proposal.

During such five Business Day period, eLandia acknowledges that Datec shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of eLandia will review any offer by Datec to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Datec’s offer upon acceptance by eLandia would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of eLandia so determines, it will enter into an amended agreement with Datec reflecting Datec’s amended proposal. If the Board of Directors of eLandia continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects Datec’s amended proposal, eLandia will pay to Datec the break fee payable to Datec under section 8.6 as required thereunder. eLandia also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this section 5.11 to initiate an additional five Business Day notice period.

5.12 eLandia Board of Directors

Upon the completion of the Arrangement on the Effective Date the number of directors forming the Board of Directors of eLandia shall be fixed at five and shall initially consist of (i) SDC, or in the event that he is unable to serve on the Effective Date, such other person as may be appointed at the sole discretion of Stanford; (ii) JAK, or in the event that he is unable to serve on the Effective Date, such other person as may be appointed at the sole discretion of the Ah Koy Group; and (iii) three other persons to be appointed by mutual agreement of SDC and JAK or their substitutes or successors, as applicable, on or before the 90th day after the Effective Date or such other date to be fixed by mutual agreement of SDC and JAK.

5.13 Subsidiary Boards of Directors

Upon the Completion of the Arrangement on the Effective Date, eLandia will vote its shares in each of the Datec Subsidiaries in favour of the election of (i) SDC and JAK as directors of each of the Datec Subsidiaries, and (ii) the local representatives, if any, serving as directors of a Datec Subsidiary on the Effective Date, as directors of any such Datec Subsidiary.

5.14 Capital Expenditures

Upon or prior to the Completion of the Arrangement the board of directors of eLandia shall have adopted the resolution in substantially the form attached as Schedule 5.14 and such resolution shall not have been revoked on the Effective Date.

5.15 AST Acquisition

The parties agree that the acquisition of Holdco by eLandia and the acquisition of AST by eLandia are mutually dependent transactions. Specifically, the shareholders of Holdco require, as a material condition of the Arrangement, that the AST membership units, in their entirety, are transferred to eLandia, and the members of AST require, as a material condition of the Arrangement, that ownership of all of the issued and outstanding Holdco Shares are transferred to eLandia. Both the transfer of the Holdco Shares and the AST membership units should occur simultaneously or close in time.

It is the intention of the parties that each transferor of property be treated as a co-transferor of property for Internal Revenue Code Section 351 purposes, and that the transaction, in its entirety, qualifies under Internal Revenue Code Section 351.

ARTICLE VI

CONDITIONS

6.1 Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of eLandia and Datec on behalf of the Datec Parties:

(a)	the Arrangement shall have been approved at the Datec Meeting by the holders of Datec Securities as provided for in the Interim Order;

(b)	the Arrangement shall have been approved by any court, securityholder and governmental authority including, without limitation, approval of the TSX and the Court, whose approval is required for the consummation of the transaction, and any applicable waiting period shall have expired;

(c)	the Arrangement shall have been approved at the Datec Meeting in accordance with any conditions in addition to those set out in section 6.1(a) which may be imposed by the Interim Order or the TSX and which are satisfactory to each of Datec and eLandia, acting reasonably;

(d)	the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of Datec and eLandia, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(e)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

(f)	this Agreement shall not have been terminated pursuant to Article VII;

(g)	eLandia shall have obtained a no-action letter from the SEC pursuant to section 2.7(b) or an opinion from its counsel confirming that the issue of the eLandia Common Shares by eLandia, pursuant to the Arrangement, the transfer thereof to holders of Holdco Common Shares and the subsequent transfer thereof by the holders of Holdco Common Shares, will be exempt from the registration requirements under the 1933 Act pursuant to the exemption afforded by section (a)(10) of the 1933 Act;

(h)	the Effective Date of the Arrangement shall be no later than October 30, 2005, or such later date as shall not be later than 10 Business Days after all court, securityholder and governmental approvals necessary for the consummation of the Arrangement have been obtained and any applicable waiting period shall have expired, or such later date to which eLandia and Datec may jointly agree in writing;

(i)	the acquisition by eLandia of not less than a majority of the issued and outstanding shares of AST (doing business as “Blue Sky Communications”) shall be completed simultaneously with the transactions referred to in section 2.4(h); and

(j)	The memorandum of agreement (the “Voting Agreement”) between Stanford and Kelton substantially in the form of Exhibit VI annexed hereto shall be executed and delivered by each of the parties thereto.

6.2 Additional Conditions Precedent to the Obligations of eLandia

The obligations of eLandia to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for eLandia’s exclusive benefit and may be waived by eLandia and any one or more of which, if not satisfied or waived, will relieve eLandia of any obligation under this Agreement):

(a)	all covenants of Datec and Holdco under this Agreement to be performed on or before the Effective Date shall have been duly performed by Datec and Holdco, except for any non-performance demonstrated by Datec to be not Material, all of the parties to the Escrow Agreement other than eLandia and Acquisition Co. shall have executed and delivered the Escrow Agreement, all of the parties to the Ah Koy Group Lock Up Agreement other than eLandia shall have executed and delivered the Ah Koy Group Lock Up Agreement, and the Ah Koy Group shall have performed all of their obligations under the support agreement dated as of the date hereof between the Ah Koy Group and eLandia;

(b)	the representations and warranties of Datec shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and eLandia shall have received a certificate of Datec addressed to eLandia and dated the Effective Date, signed on behalf of each of the Datec Parties by two senior executive officers of the relevant Datec Party, confirming the same as at the Effective Date;

(c)	eLandia shall be satisfied with the results of a final due diligence review of Datec and the Datec Subsidiaries, in eLandia’s sole and absolute discretion;

(d)	Datec and the Datec Subsidiaries (other than Holdco) shall have been operated in the ordinary course of business from December 31, 2004 to the Effective Date, and Holdco shall have conducted no business and Holdco shall have no liabilities whatsoever, except as expressly contemplated in this Agreement;

(e)	Holdco and its Subsidiaries shall have received releases of all related party liabilities for no consideration other than as previously disclosed to eLandia in connection with the sale and leases of real estate;

(f)	any related party leases shall have been recast to be no less favourable to Holdco and the other Datec Subsidiaries in terms of occupancy costs than the historical occupancy costs of Datec and the Datec Subsidiaries;

(g)	any and all necessary financial statements required under section 5.5(e) and under all applicable Laws, including U.S. GAAP and pro forma financial statements in order to make the filings contemplated by section 2 hereof, audited financial statements of Datec and the opinion of the auditors thereon, and any interim unaudited financial statements, shall be provided by Datec to eLandia no later than the Effective Date;

(h)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of eLandia, acting reasonably, a Material Adverse Change to Datec;

(i)	the Boards of Directors of Datec and the Datec Subsidiaries shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Datec and the Datec Subsidiaries, to permit the consummation of the Arrangement and the issue of the Holdco Common Shares contemplated by this thereby;

(j)	the Board of Directors of Datec shall have made and shall not have modified or amended, in any Material respect, prior to the Datec Meeting, an affirmative recommendation that the holders of the Datec Securities approve the Arrangement;

(k)	the Appropriate Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

(l)	holders, if any, of not more than 5% of the Datec Common Shares issued and outstanding on the date of this Agreement shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

(m)	eLandia shall have received the opinions referred to in section 2.7(b), in form satisfactory to eLandia, acting reasonably;

(n)	the Datec Subsidiaries shall not have accrued any unpaid non-contingent liabilities, on a consolidated basis, including provision for all Taxes, in excess of $19,350,000;

(o)	Datec shall have delivered to eLandia an opinion of counsel to Datec, in form satisfactory to eLandia, acting reasonably, as to the organization, status, authorized and issued capital, capacity and authorization to transact of each of the Datec Parties, and the due execution by and enforceability against (subject to usual qualifications) each of the Datec Parties, of this Agreement and the documents contemplated herein;

(p)	Datec shall have provided to eLandia when required under section 5.5(e) the financial statements referred to therein;

(q)	Datec shall have delivered to eLandia all Approvals listed in Schedule 1.1A; and

(r)	Datec shall have delivered to eLandia an opinion of counsel to Datec, in form satisfactory to eLandia, acting reasonably, and subject to such assumptions and qualifications and with reliance upon such representations of the Datec Parties, eLandia, and their respective shareholders, as counsel rendering such opinion considers reasonable and appropriate.

eLandia may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by eLandia, or its affiliates, with their obligations under this Agreement if the condition precedent would have been satisfied but for a Material default by eLandia, or its affiliates, in complying with its obligations hereunder.

6.3 Additional Conditions Precedent to the Obligations of the Datec Parties

The obligations of the Datec Parties to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Datec Parties and may be waived by the Datec Parties and any one or more of which, if not satisfied or waived, will relieve the Datec Parties of any obligation under this Agreement):

(a)	all covenants of eLandia under this Agreement to be performed on or before the Effective Date shall have been duly performed by eLandia, except for any non-performance demonstrated by eLandia to be not Material, eLandia shall have executed and delivered the Ah Koy Group Lock Up Agreement;

(b)	all representations and warranties of eLandia under this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Datec shall have received a certificate of eLandia addressed to the Datec Parties and dated the Effective Date, signed on behalf of eLandia by two senior executive officers of eLandia, confirming the same as at the Effective Date;

(c)	Datec shall be satisfied with the results of a final due diligence review of eLandia in Datec’s sole and absolute discretion;

(d)	the Board of Directors of eLandia shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by eLandia to permit the consummation of the Arrangement and the issue of the eLandia Common Shares contemplated thereby;

(e)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Datec, acting reasonably, a Material Adverse Change to eLandia, provided that the sale of the construction business carried on by the eLandia Parties for such consideration as shall have been approved by the Board of Directors of eLandia shall not constitute a Material Adverse Change to eLandia;

(f)	Stanford shall have exchanged all debt directly or indirectly owned or controlled by Stanford for eLandia Common Shares;

(g)	the Appropriate Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

(h)	eLandia shall have delivered to Datec an opinion of counsel to eLandia, in form satisfactory to Datec, acting reasonably, as to the organization, status, authorized and issued capital, capacity and authorization to transact, of eLandia, and the due execution by and enforceability against (subject to usual qualifications) eLandia of this Agreement and the documents contemplated herein;

(i)	the 6,808,542 eLandia Common Shares to be transferred to holders of Holdco Common Shares in accordance with section 2.4(h) shall represent not less than 30.5% of all issued and outstanding eLandia Common Shares if eLandia acquired a 100% interest in AST or not less than 32.5% of all issued and outstanding eLandia Common Shares if eLandia acquired only a 51% interest in AST, or a proportionally determined amount if a different percentage interest in AST is acquired by eLandia; and

(j)	eLandia shall have passed and shall not have revoked the resolution in substantially the form set out in Schedule 5.14.

The Datec Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Datec Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a Material default by the Datec Parties in complying with their obligations hereunder.

6.4 Notice and Cure Provisions

eLandia and the Datec Parties will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any Material respect on the date hereof or on the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither eLandia nor the Datec Parties may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, eLandia or the Datec Parties, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which eLandia or the Datec Parties, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that eLandia or the Datec Parties, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until September 30, 2005. If such notice has been delivered prior to the date of the Datec Meeting, such meeting shall be postponed until the expiry of such period.

6.5 Satisfaction of Conditions

The conditions precedent set out in sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of eLandia and Datec, a certificate of arrangement in respect of the Arrangement is issued by the Director.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of eLandia and the eLandia Subsidiaries

On or after the Effective Date, the Ah Koy Group shall, jointly and severally, indemnify and save harmless eLandia from and against all losses suffered or incurred by eLandia as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Datec or Holdco or any inaccuracy of any representation or warranty of Datec or Holdco contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)	any breach or non-performance by Datec or Holdco of any covenant to be performed by Datec or Holdco that is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto.

eLandia shall be entitled to be paid in respect of each such matter which so occurs all claims, costs and expenses, including legal fees, in respect of the foregoing and the parties hereby agree that the total amount which eLandia is entitled to be paid in accordance with the preceding provisions of this section 7.1 shall not exceed the sum of (i) $4,746,000, being the value of 2,100,000 eLandia Common Shares on the Effective Date, plus (ii) all distributions paid from time to time on or after the Effective Date and prior to the second anniversary thereof on 2,100,000 eLandia Common Shares. For greater certainty, after the Effective Date, eLandia’s only claim for indemnity under this Agreement shall be against the Ah Koy Group and not against Datec.

7.2 Indemnification Procedure

Promptly on becoming aware of any circumstances which have given or could give rise to a Claim of indemnification under section 7.1, eLandia shall provide the Ah Koy Group with a certificate in writing (a “Claim Certificate”) setting forth reasonable particulars of the matter in respect of which payment pursuant to section 7.1 is then being sought and the amount to be paid in respect thereof (such amount being herein called the “Indemnity Amount”).

Following receipt of the Claim Certificate, the Ah Koy Group shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, eLandia shall make available to the Ah Koy Group the information relied on by eLandia to substantiate the Claim, together with such information as the Ah Koy Group may reasonably request. If the parties agree at or prior to the expiry of this 30 day period (or agree to any extension of this period) to the validity and amount of the Claim, the Ah Koy Group shall pay to eLandia, in accordance with section 7.3, the amount which is equal to the lesser of:

(a)	the amount specified in the Claim Certificate; and

(b)	the sum of (i) $4,746,000, being the value of the 2,100,000 eLandia Common Shares on the Effective Date, plus (ii) all distributions paid from time to time on and after the Effective Date and prior to the second anniversary thereof on the 2,100,000 eLandia Common Shares, less any amount previously paid by the Ah Koy Group under this section 7.2;

provided that, absent such agreement between the parties, the amount so paid shall be in accordance with either an order of a court of competent jurisdiction or an arbitration award.

7.3 eLandia Indemnification Payment

The Ah Koy Group shall pay all Indemnity Amounts payable under section 7.2 hereof by delivering to eLandia certificates evidencing such number of eLandia Common Shares beneficially owned by the Ah Koy Group (and transferred from each member of the Ah Koy Group on a pro rata basis) as are equal in value to the value of the Indemnity Amounts. For the purpose of this section 7.3, the value of an eLandia Common Share shall be the greater of (i) the fair market value of an eLandia Common Share at the Effective Date, which the parties agree is $2.26, and (ii) at any time eLandia Common Shares have been listed or quoted for trading for not less than 30 days on the NASDAQ small cap or National Market System, the AMEX or the OTC Bulletin Board, the 30-day trailing average of the closing price of eLandia Common Shares on the stock exchange or marketplace where the majority of the trading volume and value of the eLandia Common Shares occurs (the “Relevant Marketplace”), calculated by dividing (i) the aggregate total of the closing price of eLandia Common Shares on the Relevant Marketplace on each of the thirty (30) days on which trading of securities occurs on the Relevant Marketplace immediately preceding the date of the Claim Certificate by (ii) thirty (30).

If all or any portion of the eLandia Common Shares held by the Ah Koy Group have been transferred to a third party or are otherwise not available to satisfy the Indemnity Amount payable under section 7.2, the portion of the Indemnity Amount exceeding the value of the eLandia Common Shares transferred to eLandia in accordance with this section 7.3 shall be paid by the Ah Koy Group in cash.

7.4 Indemnification of Datec

On and after the Effective Date, eLandia Management and Stanford, as hereinafter provided, shall indemnify and save harmless Datec from and against all losses suffered or incurred by Datec as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by eLandia or Holdings or any inaccuracy of any representation or warranty of eLandia or Holdings contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

(b)	any breach or non-performance by eLandia or Holdings of any covenant to be performed by eLandia or Holdings that is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto.

Datec shall be entitled to be paid in respect of each such matter which so occurs all claims, costs and expenses, including legal fees, in respect of the foregoing and the parties hereby agree that the total amount which Datec is entitled to be paid in accordance with the preceding provisions of this section 7.4 hereof shall not exceed the sum of (i) $4,746,000, being the value of 2,100,000 eLandia Common Shares on the Effective Date, plus (ii) all distributions paid from time to time on or after the Effective Date and prior to the second anniversary thereof on the 2,100,000 eLandia Common Shares. For greater certainty, after the Effective Date, Datec’s only claim for indemnity under this Agreement shall be firstly, for up to $3,616,000 (plus all distributions paid from time to time on or after the Effective Date and prior to the second anniversary thereof on 1,600,000 eLandia Common Shares) as against eLandia Management, and secondly, for up to $1,130,000 (plus all distributions paid from time to time on or after the Effective Date and prior to the second anniversary thereof on 500,000 eLandia Common Shares) as against Stanford, and Datec shall have no claim as against eLandia.

7.5 Datec Indemnification Procedure

Promptly on becoming aware of any circumstances which have given or could give rise to a Claim of indemnification under section 7.4, Datec shall provide eLandia Management and Stanford with a Claim Certificate setting forth reasonable particulars of the matter in respect of which payment pursuant to section 7.4 hereof is then being sought and the Indemnity Amount.

Following receipt of the Claim Certificate, eLandia Management and Stanford shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, Datec shall make available to eLandia Management and Stanford the information relied on by Datec to substantiate the Claim, together with such information as eLandia Management and Stanford may reasonably request. If the parties agree at or prior to the expiry of this 30 day period (or agree to any extension of this period) to the validity and amount of the Claim:

eLandia Management shall pay to Datec, in accordance with section 7.6, the amount which is equal to the lesser of:

(a)	the amount specified in the Claim Certificate; and

(b)	the sum of (i) $3,616,000, being the value of the 1,600,000 eLandia Common Shares on the Effective Date, plus (ii) all distributions paid from time to time on and after the Effective Date and prior to the second anniversary thereof on 1,600,000 eLandia Common Shares, less any amount previously paid by eLandia Management under this section 7.5; and

Stanford shall pay to Datec, in accordance with section 7.6, the amount which is equal to the lesser of:

(a)	the amount specified in the Claim Certificate, less any amount previously paid by eLandia Management under this section 7.5; and

(b)	the sum of (i) $1,130,000, being the value of 500,000 eLandia Common Shares on the Effective Date, plus (ii) all distributions paid from time to time on and after the Effective Date and prior to the second anniversary thereof on 500,000 eLandia Common Shares, less any amount previously paid by Stanford under this section 7.5;

provided that, absent such agreement between the parties, the amount so paid shall be in accordance with either an order of a court of competent jurisdiction or an arbitration award.

7.6 Datec Indemnification Payment

eLandia Management and Stanford shall pay all Indemnity Amounts payable under section 7.4 hereof by delivering to Datec such number of eLandia Common Shares beneficially owned by, firstly, eLandia Management up to a maximum of 1,600,000 eLandia Common Shares plus all distributions paid from time to time on such shares from and after the Effective Date and prior to the second anniversary thereof (and transferred from each member of eLandia Management on a pro rata basis), and secondly, to the extent that same are insufficient, by delivering to Datec such number of eLandia Common Shares beneficially owned by Stanford up to a maximum of 500,000 eLandia Common Shares plus all distributions paid from time to time on such shares from and after the Effective Date and prior to the second anniversary thereof, as are equal in value to the value of the Indemnity Amounts. For the purpose of this section 7.6, the value of an eLandia Common Share shall be the greater of (i) the fair market value of an eLandia Common Share at the Effective Date, which the parties agree is $2.26, and (ii) at any time eLandia Common Shares have been listed or quoted for trading for not less than 30 days on the NASDAQ small cap or National Market System, the AMEX or the OTC Bulletin Board, the 30-day trailing average of the closing price of eLandia Common Shares on the Relevant Marketplace, calculated by dividing (i) the aggregate total of the closing price of eLandia Common Shares on the Relevant Marketplace on each of the thirty (30) days on which trading of securities occurs on the Relevant Marketplace immediately preceding the date of the Claim Certificate by (ii) thirty (30).

If all or any portion of the eLandia Common Shares held by eLandia Management or Stanford are transferred to a third party such that the value of the eLandia Common Shares held by eLandia Management or Stanford is less than the Indemnity Amount payable by each of eLandia Management or Stanford under section 7.5, respectively, the portion of the Indemnity Amount exceeding the value of the eLandia Common Shares transferred to Datec in accordance with this section shall be paid in cash by eLandia Management or Stanford, as the case may be.

7.7 Limitation on Indemnification

No claim for payment may be made by eLandia or Datec under this Article VII unless a Claim Certificate in respect thereof shall have been delivered by it to the Ah Koy Group or eLandia Management and Stanford, respectively, at any time on or prior to the second anniversary of the Effective Date.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment

This Agreement may, at any time and from time to time before or after the holding of the Datec Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)	waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate any required security holder approval or Appropriate Regulatory Approval of the Arrangement.

8.2 Mutual Understanding Regarding Amendments

The parties agree that if eLandia or the Datec Parties, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with eLandia or the Datec Parties, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

8.3 Termination

(a)	If any condition contained in sections 6.1 or 6.2 is not satisfied at or before the Effective Date to the satisfaction of eLandia, then eLandia may by notice to Datec on behalf of the Datec Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of eLandia arising from any breach by the Datec Parties but for which the condition would have been satisfied.

(b)	If any condition contained in sections 6.1 or 6.3 is not satisfied at or before the Effective Date to the satisfaction of the Datec Parties, then Datec on behalf of the Datec Parties may by notice to eLandia terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the Datec Parties arising from any breach by eLandia but for which the condition would have been satisfied.

(c)	This Agreement may, at any time before or after the holding of the Datec Meeting but not later than the Effective Date:

(i)	be terminated by the mutual agreement of the Datec Parties and eLandia (without further action on the part of Datec’s shareholders if terminated after the holding of the Datec Meeting);

(ii)	be terminated by eLandia if, through the fault of Datec, the Arrangement is not, prior to September 30, 2005, submitted for the approval of the holders of the Datec Securities at the Datec Meeting.

(d)	If the Effective Date does not occur on or prior to October 30, 2005, then this Agreement shall terminate, provided that the Datec Parties and eLandia may mutually agree to extend such date.

(e)	If this Agreement is terminated in accordance with the foregoing provisions of this section 8.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that, subject to sections 8.4 and 8.5, neither the termination of this Agreement nor anything contained in this section 8.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

8.4 Break Fee and Expenses to eLandia

If Datec rejects an amended proposal by eLandia pursuant to the provisions of section 5.10 as a result of receiving a Superior Proposal, then in such case Datec shall pay to eLandia $700,000 as a break fee plus all of eLandia’s out-of-pocket legal, accounting, due diligence and other costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by eLandia. Such payment shall be due at 11:00 a.m. on or before the 15th day following receipt by eLandia of Datec’s rejection notice.

Datec shall not be obligated to make more than one payment pursuant to this section 8.4.

8.5 Effect of Break Fee and Expenses Payment

For greater certainty, the parties hereto agree that if Datec pays to eLandia any amount required by section 8.4 as a result of the occurrence of the events referenced in section 8.4, eLandia shall have no other remedy for any breach of this Agreement by the Datec Parties.

8.6 Break Fee and Expenses to Datec

If eLandia rejects an amended proposal by Datec pursuant to the provisions of section 5.11 as a result of receiving a Superior Proposal, then in such case eLandia shall pay to Datec

$700,000 as a break fee plus all of Datec’s out-of-pocket legal, accounting, due diligence and other costs and expenses in connection with the transactions contemplated by this Agreement, in immediately available funds to an account designated by Datec. Such payment shall be due at 11:00 a.m. on or before the 15th day following receipt by eLandia of Datec’s rejection notice.

eLandia shall not be obligated to make more than one payment pursuant to this section 8.6.

8.7 Effect of Break Fee and Expenses Payment

For greater certainty, the parties hereto agree that if eLandia pays to Datec any amount required by section 8.7 as a result of the occurrence of the event referenced in section 8.4, Datec shall have not other remedy for any breach of this Agreement by eLandia.

ARTICLE IX

GENERAL

9.1 Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(a)	If to any Datec Party, at:

Datec Group Ltd.

2150 Scotia One

10060 Jasper Avenue

Edmonton, Alberta

Canada T5J 3R8

Attention: President

Facsimile No.: (780) 426-1293

With a copy to:

Chamberlain Hutchison

Suite 1310, 10025 102A Avenue

Edmonton, Alberta

Canada T5J 2Z2

Attention: Andrew J. Chamberlain

Facsimile No.: (780) 426-1293

- and -

Stewart McKelvey Stirling Scales

P.O. Box 7289, Station A

Saint John, NB

Canada E2L 4S6

Attention: Paul Smith

Facsimile No.: (506) 634-3573

(b)	If to eLandia:

eLandia Solutions, Inc.

1500 Cordova Road, Ste. 300

Fort Lauderdale, Florida

U.S.A. 33316

Attention: President

Facsimile No.: (954) 728-9080

With a copy to:

Borden Ladner Gervais LLP

Suite 4100, 40 King Street West

Toronto, Ontario

Canada M5H 3Y4

Attention: Alfred L.J. Page

Facsimile No.: (416) 361-7090

- and -

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida

U.S.A. 33134

Attention: Seth Joseph, Esq.

Facsimile No.: (305) 460-1422

(c)	If to the Ah Koy Group:

c/o Michael Ah Koy

Level 10

63 Albert Street

Auckland, New Zealand

Facsimile No.: 64 9 306 6701

With a copy to:

Chamberlain Hutchison

Suite 1310, 10025 102A Avenue

Edmonton, Alberta

Canada T5J 2Z2

Attention: Andrew J. Chamberlain

Facsimile No.: (780) 426-1293

- and -

Stewart McKelvey Stirling Scales

P.O. Box 7289, Station A

Saint John, NB

Canada E2L 4S6

Attention: Paul Smith

Facsimile No.: (506) 634-3573

(d)	If to eLandia Management:

c/o eLandia Solutions, Inc.

1500 Cordova Road, Ste. 300

Fort Lauderdale, Florida

U.S.A. 33316

Attention: Sidney D. Camper III

Facsimile No.: (954) 728-9080

With a copy to:

Borden Ladner Gervais LLP

Suite 4100, 40 King Street West

Toronto, Ontario

Canada M5H 3Y4

Attention: Alfred L.J. Page

Facsimile No.: (416) 361-7090

- and -

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida

U.S.A. 33134

Attention: Seth Joseph, Esq.

Facsimile No.: (305) 460-1422

(e)	If to Stanford:

James M. Davis

Stanford International Bank Ltd.

6075 Poplar Avenue

Memphis, TN

USA 38119

Facsimile No.: (901) 537-1600

With a copy to:

Borden Ladner Gervais LLP

Suite 4100, 40 King Street West

Toronto, Ontario

Canada M5H 3Y4

Attention: Alfred L.J. Page

Facsimile No.: (416) 361-7090

- and -

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard, Suite 400

Miami, Florida

U.S.A. 33134

Attention: Seth Joseph, Esq.

Facsimile No.: (305) 460-1422

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

9.2 Assignment

No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

9.3 Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

9.4 Waiver and Modification

The Datec Parties and eLandia may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No such waiver of an inaccuracy or modification shall act as a waiver or any further or subsequent inaccuracy or modification.

9.5 No Personal Liability

(a)	No director or officer of eLandia shall have any personal liability whatsoever to any Datec Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of eLandia, except as provided in Article VII.

(b)	No director or officer of any Datec Party shall have any personal liability whatsoever to any eLandia Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of eLandia, except as provided in Article VII.

9.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7 Expenses

(a)	If the Arrangement does not become effective, subject to sections 8.4 and 8.6 the parties agree that all out-of-pocket expenses of the parties relating to formulation, negotiation and implementation of the Arrangement and the transactions contemplated hereby, and including without limitation legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses; provided that if this Agreement is terminated pursuant to sections 8.3(a) and (b), the non-terminating party that has breached a condition in sections 6.1, 6.2 or 6.3, as applicable shall pay all such expenses incurred by the terminating party.

(b)	eLandia and Datec represent and warrant to each other that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement except as disclosed in Schedule 9.7.

9.8 Consultation

eLandia and Datec agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. Datec will, subject to the prior approval of eLandia, issue a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement.

9.9 Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein and shall be treated in all respects as a New Brunswick contract.

9.10 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

ELANDIA SOLUTIONS, INC.

By:
Name:
Title:

ELANDIA SOUTH PACIFIC HOLDINGS, INC.

By:
Name:
Title:

ELANDIA DATEC ACQUISITION LTD.

By:
Name:
Title:

DATEC GROUP LTD.

By:
Name:
Title:

DATEC PACIFIC HOLDINGS LTD.

By:
Name:
Title:

- S1 -

STANFORD INTERNATIONAL BANK LTD.

By:
Name:
Title:

MICHAEL AH KOY

By:

JAMES AH KOY

By:

KRISHNA SAMI

By:

SYDNEY DONALD (TRIP) CAMPER III

By:

EDDIE CROWSTON

By:

- S2 -

HARLEY L. ROLLINS

By:

KELTON INVESTMENTS LIMITED

By:
Name:
Title:

SAMI HOLDINGS LTD.

By:
Name:
Title:

- S3 -

EXHIBIT I

FORM OF ARRANGEMENT RESOLUTION

The Plan of Arrangement, as described in the Amended and Restated Arrangement Agreement dated as of the 8th day of August, 2005 among the Datec Group Ltd., eLandia Solutions, Inc., eLandia South Pacific Holdings, Inc., eLandia Datec Acquisition, Inc., Datec Pacific Holdings Inc., and certain related parties, as more particularly described in the Information Circular of Datec Group Ltd. dated                     , 2005 be and is hereby approved and any officer or director of the Corporation be and is hereby authorized to do all such things that may be required to give full force and effect to the said Plan of Arrangement and to this resolution.

EXHIBIT II

PLAN OF ARRANGEMENT

EXHIBIT III

AH KOY GROUP LOCK UP AGREEMENT

EXHIBIT IV

ESCROW AGREEMENT

EXHIBIT V

CONFIDENTIALITY AGREEMENT

EXHIBIT VI

VOTING AGREEMENT

SCHEDULE 1.1A

APPROPRIATE REGULATORY APPROVALS

For Datec

•	Approval of TSX.

•	In connection with Datec’s obligation to include financial statements of eLandia in the Circular, Datec will request the applicable Canadian securities authorities to waive any requirement to include in the Circular the audited financial statements of eLandia as of December 31, 2003 and for each of the two years in the period ended December 31, 2003.

•	All orders, if any, required from the applicable Canadian securities authorities to permit the transfer of Holdco Common Shares and New Datec Common Shares to holders of Datec Securities on the Effective Date.

For Holdco

•	None.

For eLandia

•	Because certain subsidiaries of eLandia hold radio spectrum licenses and non-radio authorizations from the U.S. Federal Communications Commission (“FCC”) to provide both domestic and international telecommunications services, the transactions contemplated by the Amended and Restated Arrangement Agreement will require consent of the FCC both to the transfer of control of these licenses and authorizations and to the level of foreign ownership represented by the proposed Datec shareholder interests. Applications to obtain all such approvals have been submitted to the FCC and are currently pending.

•	All orders, if any, required from the applicable Canadian securities authorities to permit the transfer of eLandia Common Shares and New Datec Common Shares to holders of Datec Securities on the Effective Date.

•	The no-action letter by the SEC to the effect that, subject to the approval of the Court of the Arrangement in accordance with the terms and conditions of the Plan of Arrangement and related agreements and documents, the issue of the eLandia Common Shares by eLandia pursuant to the Arrangement and the transfer thereof to holders of Datec Securities will be exempt from the registration requirements under the 1933 Act, pursuant to the exemption afforded by section 3(a)(10) of the 1933 Act.

•	In connection with eLandia’s obligation to file a Form 10 Registration Statement with the SEC, eLandia has requested the staff of the SEC to waive any requirement to include the audited financial statements of eLandia as of December 31, 2003 and for each of the two years in the period ended December 31, 2003.

1.1A-1

SCHEDULE 1.1B

OFFSHORE ASSETS

The Offshore Assets shall include all of the assets and rights of Datec Group Ltd. (“Datec”) and shall include, without limitation, all of the items in the following categories:

(a)	All of the issued and outstanding capital stock (and all options, warrants and rights to acquire capital stock) of each of the following corporations free and clear of all liens, claims and encumbrances (collectively, the “Datec Subsidiaries”):

(i)	Generic Technology Limited, organized and existing under the laws of the Republic of the Fiji Islands;

(ii)	Datec Investments Limited, organized and existing under the laws of New Zealand;

(iii)	Datec Fiji Limited, organized and existing under the laws of the Republic of the Fiji Islands;

(iv)	Datec Vanuatu Limited, organized and existing under the laws of the Republic of Vanuatu;

(v)	Datec PNG Pty Limited, organized and existing under the laws of the Independent State of Papua New Guinea;

(vi)	Datec Samoa Limited, organized and existing under the laws of the Independent State of Samoa;

(vii)	Network Services Limited, organized and existing under the laws of the Republic of the Fiji Islands;

(viii)	Datec Solomon Islands Limited, organized and existing under the laws of the Solomon Islands;

(ix)	Pacific Software Limited, organized and existing under the laws of the Republic of the Fiji Islands;

(x)	Datec Tonga Limited, organized and existing under the laws of the Kingdom of Tonga;

(xi)	Brocker Technology Group NZ Limited, organized and existing under the laws of New Zealand;

(xii)	Mobile Technology Solutions Ltd., organized and existing under the laws of New Zealand;

(xiii)	Sybrel Limited, organized and existing under the laws of New Zealand;

B-1

(xiv)	Datec Australia Pty Limited, organized and existing under the laws of Australia;

(xv)	Datec Queensland Limited, organized and existing under the laws of Australia; and

(xvi)	Kepra Limited, organized and existing under the laws of Australia;

(b)	all assets of Datec or any affiliate thereof (other than the Datec Subsidiaries) that are associated with or related in any way to the assets, operations, business, prospects or financial position of the Datec Subsidiaries;

(c)	all cash and cash equivalents, including petty cash accounts or cash on hand or in bank accounts, certificates of deposit, commercial paper and other similar securities of Datec or any affiliate thereof (other than the Datec Subsidiaries) other than C$ , which may be retained by Datec;

(d)	all accounts receivable, notes receivable, insurance claims receivable and all other claims for money or other obligations due (or which hereafter will become due) to Datec or any affiliate thereof (other than the Datec Subsidiaries), including any amounts due from any of the Datec Subsidiaries, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor; and

(e)	all right, title and interest of Datec or any affiliate thereof (other than the Datec Subsidiaries) in any liens, encumbrances, mortgages, pledges or security interests granted by any of the Datec Subsidiaries or otherwise encumbering any assets of the Datec Subsidiaries.

B-2

SCHEDULE 2.4

CONVERTIBLE SECURITY EXCHANGE

Expiry Date	Exercise Price	Number of Convertible Securities Outstanding	Number of Holdco Shares to be issued for each 1,000 Convertible Securities
Aug. 21, 2005	$16.90	25,000	Nil
Aug. 31, 2005	$14.80	2,500	Nil
Sept. 8, 2005	$0.75	400,000	0.8
Jan. 21, 2006	$0.375	264,000	162.4
July 22, 2006	$1.00	120,000	72.0
Aug. 5, 2006	$1.00	80,000	78.0
Nov. 10, 2006	$0.55	50,000	228.0
Jan. 24, 2007	$0.25	320,000	465.2
Jan. 12, 2007	$1.00	115,000	136.8
Nov. 14, 2008	$0.71	375,000	446.0
Jan. 1, 2009	$0.70	100,000	462.4
Nov. 10, 2009	$0.55	200,000	576.0

Resulting fractions will be rounded to nearest whole number (with exactly one-half being rounded to the nearest even whole number).

2.4-1

SCHEDULE 3.1(h)

DATEC ABSENCE OF CONFLICT

Third Party Approvals as set out in Schedule 3.1(p).

3.1(h)-1

SCHEDULE 3.1(i)

DATEC ABSENCE OF CERTAIN CHANGES OR EVENTS

An interim dividend will be declared from Datec PNG Pty, along with an extraordinary dividend to be declared from the proceeds of a debt owed by the Government of PNG (already written off in the books of Datec PNG Pty Ltd), these amounts will be set aside for settling a number of related party debts and for settlement of costs associated with this transaction.

As at 30th June 2005, there are unpaid salaries and emoluments due to Michael Ah Koy, Rob Hoogendoorn and Surya Sharma amounting to NZD $100,000.

In the 1st and 2nd quarter of 2005 the buildings owned by Generic Technology Ltd. and Datec PNG Pty Ltd were sold respectively. The buildings in Fiji were sold to Kelton Investments Ltd, and the buildings in PNG were sold to Pacific Rumana Ltd, a subsidiary of Steamships Trading Company. These have been leased back under long term leases. These sales were outside the regular course of business.

Datec Investments Ltd. has entered into an agreement that is subject to board approval and subject to a number of conditions to sell the intellectual property rights of its “Breathe” mobility solutions software. This agreement takes effect 31/12/05 provided all conditions including obtaining board approval have been met.

3.1(i)-1

SCHEDULE 3.1(o)

JURISDICTIONS AND MATERIAL PERMITS

None.

3.1(o)-1

SCHEDULE 3.1(p)

DATEC REGULATORY AND THIRD PARTY APPROVALS

•	Reserve Bank of Fiji

•	The Fiji Trade And Investment Board

•	Contracting parties with change of control provisions in existing contracts.

3.1(p)-1

SCHEDULE 3.3(i)

ELANDIA ABSENCE OF CERTAIN CHANGES OR EVENTS

(i)	eLandia has discontinued its construction operations and is in the process of liquidating its construction operation assets.

(ii)	None.

(iii)	On May 26, 2005, Ascot Gardens Capital, LLC acquired 100,000 shares of the common stock of eLandia from Martin A. Pedata in a privately negotiated transaction.

(iv)	None.

(v)	Following the consummation of the transactions contemplated by the Agreement, eLandia intends to create a stock option plan in which certain members of eLandia’s management (including current members of Datec Group Ltd.’s management) will be entitled to participate.

(vi)	eLandia has discontinued its construction operations and is in the process of liquidating its construction operation assets.

(vii)	None.

(viii)	None.

(ix)	None.

(x)	In connection with the discontinuing and liquidation of eLandia’s construction business, eLandia will terminate certain agreements related to the operations of such business.

eLandia has entered into a 3-year lease for certain real property, along with a related T-1 commitment, located in Dallas, Texas. The lease expires on November 30, 2007; however, eLandia is currently negotiating a termination of the lease. There is no assurance that eLandia will be able to negotiate the termination of the subject lease on terms and conditions acceptable to eLandia.

eLandia has entered into a 3-year lease for certain real property located in Tampa, Florida. The lease expires on November 30, 2007; however, eLandia is currently negotiating a termination of the lease. There is no assurance that eLandia will be able to negotiate the termination of the subject lease on terms and conditions acceptable to eLandia.

(xi)	None.
(xii)	On or prior to the Effective Date, eLandia will effect a consolidation of the issued and outstanding eLandia Common Shares on a 10 for 9 basis.

(xiii)	None.

(xiv)	None.

3.3(i)-1

SCHEDULE 3.3(o)

ELANDIA REGULATORY AND THIRD PARTY APPROVALS

(i)	All Appropriate Regulatory Approvals.

Because certain subsidiaries of eLandia hold radio spectrum licenses and non-radio authorizations from the U.S. Federal Communications Commission (“FCC”) to provide both domestic and international telecommunications services, the transactions contemplated by the Amended and Restated Arrangement Agreement will require consent of the FCC both to the transfer of control of these licenses and authorizations and to the level of foreign ownership represented by the proposed Datec shareholder interests. Applications to obtain all such approvals have been submitted to the FCC and are currently pending.

(ii)	Pursuant to certain loan documentation (including that certain Loan and Security Agreement, dated May 20, 2004, as amended), the prior approval of Stanford is required for eLandia to consummate the transactions contemplated by the Amended and Restated Arrangement Agreement.

3.3(o)-1

SCHEDULE 5.14

RESOLUTION

ELANDIA SOLUTIONS, INC.

ACTION OF THE BOARD OF DIRECTORS

BY UNANIMOUS WRITTEN CONSENT

The undersigned, being all of the directors of eLandia Solutions, Inc, a Delaware corporation (the “Corporation”), hereby waive any and all requirements for notice of the time and place of a special meeting of the Board of Directors and do hereby agree and consent in writing, without a meeting and in accordance with the General Corporation Law of the State of Delaware, to the adoption of, and do hereby adopt, the following resolutions and the actions specified therein (the “Written Consent”):

WHEREAS, it is the business plan of the Corporation to operate principally in the South Pacific, Australia and New Zealand and to invest and re-invest its funds in this region; and

WHEREAS, the Corporation desires to establish and approve the initial operating budget to effectuate this business plan.

NOW THEREFORE BE IT RESOLVED, that the operating budget of the Corporation (the “Budget”), including the capital expenditures set out therein, attached hereto as Exhibit “A” is hereby approved;

FURTHER RESOLVED, that the Budget shall not be modified or amended without the prior written consent of all of the Board of Directors of the Corporation;

FURTHER RESOLVED, that an appropriate officer(s) of the Corporation, or any person or persons hereafter and from time to time designated by said officer(s), is hereby authorized, empowered and directed for, in the name and on behalf of the Corporation, to do all such acts and things and to execute such documents in the name of and on behalf of the Corporation, and to deliver or file such documents when executed, and to take all such other action, with any such person, as is necessary, proper or advisable to effectuate the foregoing resolutions and the full intent and purposes thereof, and to the extent previously executed and delivered, any such act, action, execution or delivery shall be and hereby is ratified and affirmed; and

FURTHER RESOLVED, that this Written Consent may be signed in counterparts and each signed counterpart shall constitute a part of the whole. A faxed signature shall be accepted and considered the same as an original signature.

5.14-1

IN WITNESS WHEREOF, the undersigned has executed this action of the board of directors as of the      day of July, 2005.

DIRECTORS:

SIDNEY DONALD (TRIP) CAMPER III

EDDIE CROWSTON

5.14-2

EXHIBIT “A”

CAPITAL EXPENDITURES

5.14-3

NewCo CapEx

(Expressed in '000s of USD)	Actual 2002	Actual 2003	Actual 2004	Projected 2005	Projected 2006	Projected 2007	Projected 2008	Projected 2009	Projected 2010
Capital Expenditures

American Samoa
Maint.				2.945	0	500	500	500	500
Voice
Video					500
Data					1,000
Total AS CapEx	0	0	0	2,945	1,500	500	500	500	500

Fiji
Maint.					500	0	500	500	500
Voice
Video						500
Data						1000
Total Fiji CapEx	0	0	0	0	500	1500	500	500	500

PNG
Maint.					0	500	500	500	500
Voice
Video					500
Data					1,000
Total PNG CapEx	0	0	0	0	1,500	500	500	500	500

Solomon
Maint.					100	0	100	100	100
Voice
Video						500
Data						1,000
Total Solomon CapEx	0	0	0	0	100	1,500	100	100	100

Samoa
Maint.					0	0	500	500	500
Voice		.			2,500	2,500
Video
Data
Total Samoa CapEx	0	0	0	0	2,500	2,500	500	500	500

Vanuatu

5.14-4

(Expressed in '000s of USD)	Actual 2002	Actual 2003	Actual 2004	Projected 2005	Projected 2006	Projected 2007	Projected 2008	Projected 2009	Projected 2010
Maint.					100	0	100	100	100
Voice
Video						500
Data						1,000
Total Vanuatu CapEx	0	0	0	0	100	1,500	100	100	100

Tonga
Maint.					100	0	100	100	100
Voice
Video						500
Data						1,000
Total Tonga CapEx	0	0	0	0	100	1,500	100	100	100

Cook Islands
Maint.					100	0	0	500	500
Voice						2,500	2,500
Video
Data
Total Cook Islands CapEx	0	0	0	0	100	2,500	2,500	500	500

TOTAL CAPEX	0	0	0	2,945	6,400	12,000	4,800	2,800	2,800

5.14-5

SCHEDULE 9.7

EXPENSES

Datec has an agreement with Windy Point Capital Inc. pursuant to which Windy Point Capital is entitled to receive a Success Fee calculated as follows:

•	5% up to US$5,000,000,
•	4% between US$5,000,001 and US$10,000,000,
•	3% between US$10,000,001 and US$15,000,000, and
•	2% above US$15,000,001

Datec has the right to pay up to 75% of the Success Fee in the same form as the transaction consideration.

9.7-1